UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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Valley National Bancorp
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1455 Valley Road
Wayne, New Jersey 07470
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held, Wednesday, April 15, 2015
To Our Shareholders:
We invite you to the Annual Meeting of Shareholders of Valley National Bancorp ("Valley") to be held at 100 Furler Street, Totowa, NJ, on Wednesday, April 15, 2015 at 9:00 a.m., local time to vote on the following matters:

1.	Election of 16 directors.

2.	An advisory vote on executive compensation.

3.	Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
Only shareholders of record at the close of business on February 20, 2015 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the internet as instructed on the enclosed proxy card. The prompt return of your proxy will save Valley the expense of further requests for proxies.
Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Only shareholders or their valid proxy holders may address the meeting. Please allow ample time for the admission process. See information on page 2 – “Annual Meeting Attendance.”
Important notice regarding the availability of proxy materials for the 2015 Annual Meeting of Shareholders: This Proxy Statement for the 2015 Annual Meeting of Shareholders, our 2014 Annual Report to Shareholders and the proxy card or voting instruction form are available on our website at: http://www.valleynationalbank.com/filings.html.
We appreciate your participation and interest in Valley.
Sincerely,

Alan D. Eskow	Gerald H. Lipkin
Corporate Secretary	Chairman, President and Chief Executive Officer

Wayne, New Jersey
March 12, 2015

i

VALLEY NATIONAL BANCORP
1455 Valley Road
Wayne, New Jersey 07470
PROXY STATEMENT

GENERAL INFORMATION
We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp (“Valley,” the “Company,” “we,” “our” and “us”) for use at Valley’s 2015 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at 100 Furler Street, Totowa, NJ, on Wednesday, April 15, 2015 at 9:00 a.m., local time. This proxy statement is first being mailed to shareholders on or about March 12, 2015.
SHAREHOLDERS ENTITLED TO VOTE
The record date for the meeting is February 20, 2015. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting.
On the record date there were 232,497,019 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.
HOUSEHOLDING
When more than one holder of our common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.
We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call or write Dianne M. Grenz, Executive Vice President, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380 or e-mail her at dgrenz@valleynationalbank.com. You may also contact us at the same address, telephone number or email address, if you are currently receiving multiple copies of our annual report and proxy statement and you would like to request future delivery of a single copy.

You may also contact Ms. Grenz at the address or telephone number above if you are a shareholder of record of Valley and you wish to receive a separate annual report and proxy statement in the future. If your shares are held in “street name” you should contact the broker or other intermediary who holds the shares on your behalf.
PROXY MATERIALS
The 2015 notice of annual meeting of shareholders, this proxy statement, the Company’s 2014 annual report to shareholders and the proxy card or voting instruction form are referred to as our “proxy materials”, and are available electronically at the following weblink: http://www.valleynationalbank.com/filings.html.
PROXIES AND VOTING PROCEDURES
Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•	Item 1 – FOR the election of the 16 nominees for director named in this proxy statement;

•	Item 2 – FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	Item 3 – FOR the ratification of the appointment of KPMG LLP.
We are offering you three alternative ways to vote your shares:
BY MAIL. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.
BY TELEPHONE. If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the voice instructions. Have your proxy card available when you call.
BY INTERNET. If you wish to vote using the internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the sections entitled “Voting in Person” and “Revoking Your Proxy”. If you are a participant in the Company’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by internet.
If you are an employee or former employee of the Company, and participate in our Savings and Investment Plan (a 401(k) plan with an employee stock ownership feature—“KSOP”), you will receive one proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the KSOP and do not vote, the plan trustee will vote the plan shares for which voting instructions are received in the proportion for which instructions for such shares were received under the plan. The plan trustee will also vote the unvoted shares (for which instructions were not received) in the same proportion as shares for which instructions were received under the plan. Therefore, if you are a participant in the KSOP and vote your shares, the trustee will use your vote when determining the proportion.
VOTING IN PERSON.  The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted.
REVOKING YOUR PROXY
You can revoke your proxy at any time before it is exercised by:

•	Delivery of a properly executed, later-dated proxy; or

•	A written revocation of your proxy.
A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, Alan D. Eskow, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior votes.
QUORUM REQUIRED TO HOLD THE ANNUAL MEETING
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.
REQUIRED VOTE

•
To be elected to a new term, directors must receive a majority of the votes cast (the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” the nominee). Each nominee for director has tendered an irrevocable resignation that will become effective if he or she fails to receive a majority of the votes cast at the annual meeting and the Board accepts the tendered resignation. Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of a director. If there is a contested election (which is not the case in 2015), directors are elected by a plurality of votes cast at the meeting.

•
The advisory vote on executive compensation requires a majority of the votes cast be FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

•
The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are FOR the proposal. Abstentions and broker non-votes will have no impact on the ratification of KPMG LLP.

ANNUAL MEETING ATTENDANCE
Only shareholders or their proxy holders and Valley guests may attend the annual meeting. For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. If your shares are held in street name, you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access.
METHOD AND COST OF PROXY SOLICITATION
This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying AST Phoenix Advisory Partners a fee of $8,500 plus out of pocket expenses to assist with solicitation of proxies.

ITEM 1
ELECTION OF DIRECTORS
DIRECTOR INFORMATION

We are asking you to vote for the election of directors. Under our by-laws, the Board of Directors (the “Board”) fixes the exact number of directors, with a minimum of 5 and a maximum of 25. The number of directors has been fixed by the Board at 16.
The persons named on the proxy card intend to vote the proxies FOR the election of the 16 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected. The Board retains the right to reduce the number of directors to be elected if any nominee is not available to be elected.
Each candidate for director has been nominated to serve a one-year term until our 2015 annual meeting and thereafter until the person’s successor has been duly elected and qualified. In considering a nominee as a Valley director, the Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, as a whole can satisfy its supervision responsibilities effectively. To accomplish this, guidelines are set by the Nominating and Corporate Governance Committee, further discussed below under the Corporate Governance section.
Set forth below are the names and ages of the Board’s nominees for election; the nominees’ position with the Company (if any); the principal occupation or employment of each nominee for at least the past five years; the period during which each nominee has served as our director; any other directorships during the past five years (if any) held by the nominee with companies registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940; and other biographical information for each individual director. In addition, described below is each director nominee’s particular experience, qualification, attributes or skills that has led the Board to conclude that the person should serve as a director of Valley.

Gerald H. Lipkin, 74

Chairman of the Board, President and Chief Executive Officer of Valley National Bancorp and Valley National Bank.
Director since: 1986
Other directorships: Federal Reserve Bank of New York (FRBNY); Federal Home Loan Bank of New York (FHLBNY)

Mr. Lipkin began his career at Valley in 1975 as a Senior Vice President and lending officer, and has spent his entire business career directly in the banking industry. He became CEO and Chairman of Valley in 1989. Prior to joining Valley, he spent 13 years in various positions with the Comptroller of the Currency as a bank examiner and then Deputy Regional Administrator for the New York region. Mr. Lipkin was elected a Class A director to the Federal Reserve Bank of New York during 2013. He serves on the Federal Home Loan Bank of New York’s Board as a Member Director representing New Jersey for a four year term commencing January 1, 2014. Mr. Lipkin is a graduate of Rutgers University where he earned a Bachelor’s Degree in Economics. He received a Master’s Degree in Business Administration in Banking and Finance from New York University. He is also a graduate of the Stonier School of Banking. Mr. Lipkin’s education, his lending and commercial banking background for over 50 years in conjunction with his leadership ability make him a valuable member of our Board of Directors.

Andrew B. Abramson, 61

President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm).
Director since: 1994

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York. He graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 35 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

Peter J. Baum, 59

Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products).
Director since: 2012

Mr. Baum joined Essex Manufacturing, Inc. in 1978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business over 52 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. Mr. Baum brings over 33 years of business experience including as a business owner for 18 years. Mr. Baum also brings financial experience and expertise to Valley’s Board of Directors.

Pamela R. Bronander, 58

Vice President, KMC Mechanical, Inc.; President, Kaye Mechanical Contractors LLC (mechanical contractor).
Director since: 1993

Ms. Bronander has full managerial responsibility for the financial and legal aspects of two mechanical contracting companies, KMC Mechanical, Inc. and Kaye Mechanical Contractors LLC. Ms. Bronander was formerly an officer of Scandia Packaging Machinery Company. She graduated with a Bachelor’s Degree in Economics from Lafayette College. Ms. Bronander brings years of general business, managerial, and financial expertise to Valley’s Board of Directors.

Peter Crocitto, 57

Senior Executive Vice President, Chief Operating Officer of Valley National Bancorp and Valley National Bank.
Director since: 2011

Mr. Crocitto joined Valley in 1977 and has held positions in various departments throughout the bank, including Consumer Lending, Retail Banking, MIS, Business Development and Operations. He was promoted to Executive Vice President in 1996 and assumed the title of Chief Operating Officer in 2008. Mr. Crocitto received his Bachelor’s Degree in finance from Montclair State University and his Master’s Degree in Accounting from Fairleigh Dickinson University. He is also a graduate of the Stonier School of Banking. Mr. Crocitto’s extensive management experience and leadership during his 38 years of experience at Valley is an asset to the Board.

Eric P. Edelstein, 65

Consultant.
Director since: 2003

Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp.; former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified manufacturing and holding company), and a former Managing Partner at Arthur Andersen LLP (an accounting firm). Mr. Edelstein was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. He received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University. With 28 years of experience as a practicing CPA and as a management consultant, Mr. Edelstein brings in depth knowledge of generally accepted accounting and auditing standards as well as a wide range of business expertise to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements.

Alan D. Eskow, 66

Senior Executive Vice President, Chief Financial Officer and Corporate Secretary of Valley National Bancorp and Valley National Bank.
Director since: 2011

Mr. Eskow joined Valley in 1990 as a Vice President in the Financial Administration Department. He is a licensed CPA in New Jersey and a member of both the American Institute of CPAs and the New Jersey State Society of CPAs. Mr. Eskow was designated the Controller in 1998 and Chief Financial Officer in 2000. Mr. Eskow also worked a number of years in public accounting, as an executive in a savings and loan and seven years arranging financing for multi-family properties through FHLMC, FNMA and other investors. Mr. Eskow received his Bachelor’s Degree from Long Island University and is also a graduate of the Stonier Graduate School of Banking. Mr. Eskow’s 24 years of experience at Valley has provided Mr. Eskow with extensive banking and related financial management and accounting expertise which he brings to Valley’s Board of Directors.

Mary J. Steele Guilfoile, 60

Chairman of MG Advisors, Inc. (financial services merger and acquisition advisory and consulting firm).
Director since: 2003
Other directorships: Interpublic Group of Companies, Inc., CH Robinson Worldwide

Ms. Guilfoile is the former Executive Vice President and Corporate Treasurer of J.P. Morgan Chase & Co. (a global financial services firm) and a former Partner, Chief Financial Officer and Chief Operating Officer of The Beacon Group, LLC (a private equity, strategic advisory and wealth management partnership). Ms. Guilfoile is also a Partner of The Beacon Group L.P. (a private investment group), a CPA, Chairman of the Audit Committee of Interpublic Group of Companies, Inc., and was Chairman of the Audit Committee of Viasys Healthcare, Inc. She received her Bachelor’s Degree in Accounting from Boston College Carroll School of Management and her Master’s Degree in Business Administration with concentrations in strategic marketing and finance from Columbia University Graduate School of Business. With her wide range of professional experience and knowledge, Ms. Guilfoile brings a variety of business experience in corporate governance, risk management, accounting, auditing, investment and management expertise to Valley’s Board of Directors.

Graham O. Jones, 70

Partner and Attorney, at law firm of Jones & Jones.
Director since: 1997

Mr. Jones has been practicing law since 1969, with an emphasis on banking law since 1980. He has been a Partner of Jones & Jones since 1982 and served as the former President and Director of Hoke, Inc., (manufacturer and distributor of fluid control products). He was a Director and General Counsel for 12 years at Midland Bancorporation, Inc. and Midland Bank & Trust Company. Mr. Jones was a partner at Norwood Associates II for 10 years and was a President and Director for Adwildon Corporation (bank holding company). Mr. Jones received his Bachelor’s Degree from Brown University and his Juris Doctor Degree from the University of North Carolina School of Law. With his business and banking affiliations, including partnerships and directorships, as well as professional and civic affiliations, he brings a long history of banking law expertise and a variety of business experience and professional achievements to Valley’s Board of Directors.

Gerald Korde, 71

President, Birch Lumber Company, Inc. (wholesale and retail lumber distribution company).
Director since: 1989

Mr. Korde is the owner of Birch Lumber Company, Inc. and has various business interests including real estate investment projects with Chelsea Senior Living and Inglemoor Care Center of Livingston. He earned a Bachelor’s Degree in Finance from the University of Cincinnati. Mr. Korde’s background as a former owner and manager of motels provides a long history of entrepreneurship and managerial knowledge that provides value to Valley’s Board of Directors.

Michael L. LaRusso, 69

Financial Consultant.
Director since: 2004

Mr. LaRusso is a former Executive Vice President and a Director of Corporate Monitoring Group at Union Bank of California. He held various positions as a federal bank regulator with the Comptroller of the Currency for 23 years and assumed a senior bank executive role for 15 years in large regional and/or multinational banking companies (including Wachovia, Citicorp and Union Bank of California). He holds a Bachelor’s Degree in Finance from Seton Hall University and he is also a graduate from the Stonier School of Banking. Mr. LaRusso’s extensive management and leadership experience with these financial institutions positions him well to serve on Valley’s Board of Directors.

Marc J. Lenner, 49

Chief Executive Officer and Chief Financial Officer of Lester M. Entin Associates (a real estate development and management company).
Director since: 2007

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the Company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business

Administration and Accounting. With Mr. Lenner’s financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

Barnett Rukin, 74

Chief Executive Officer, SLX Capital Management (asset manager).
Director since: 1991

Mr. Rukin was the Chief Executive Officer of Short Line (a regional bus line) for 15 years and Regional Chief Executive Officer at Coach USA for two years. Since 2000 he has been Chief Executive Officer of SLX Capital Management LLC. Mr. Rukin has in-depth knowledge of real estate, federal, state and local business regulations, and human resources, investments, and insurance (including auto, property and casualty insurance). He holds a Bachelor’s Degree in Economics from Cornell University. Mr. Rukin brings 53 years of knowledge and management experience in all aspects of a service organization to Valley’s Board of Directors.

Suresh L. Sani, 50

President, First Pioneer Properties, Inc. (a commercial real estate management company).
Director since: 2007

Mr. Sani is a former associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 23 years of experience in managing and owning commercial real estate in Valley’s lending market area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. He brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

Robert C. Soldoveri, 61

Owner/Manager of Solan Management, LLC (an investment property management firm).
Director since: 2008

Mr. Soldoveri served as a Director of Greater Community Bancorp from 2001 - 2008. When Greater Community Bancorp was acquired by Valley, Mr. Soldoveri was appointed to the Board of Directors. Mr. Soldoveri is the Owner and Manager of Solan Management, LLC, a Real Estate Management Company. Mr. Soldoveri is the Managing Member of Anjo Realty LLC, Union Boulevard Realty LLC, 55 Shepherds Realty LLC, Minnisink Realty LLC, Portledge Realty LLC, Rockham Properties LLC, a General Manager of SBG Realty LLC and President/Director of the John L. & Grace P. Soldoveri Foundation, Inc. He attended the University of Scranton. Mr. Soldoveri is a Licensed Real Estate Salesperson with the Soldoveri Agency from 1974 - 2005 and from 2005 - present, with NJRC Real Estate, Totowa, NJ. Mr. Soldoveri brings to Valley’s Board of Directors leadership and experience with an array of real estate, corporate financing and operational matters.

Jeffrey S. Wilks, 55

Principal and Executive Vice President of Spiegel Associates (a real estate ownership and development company).
Director since: 2012
Other directorships:
State Bancorp, Inc.

Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, Inc., effective January 1, 2012. From 1992 to 1995 Mr. Wilks was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior thereto, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest Equity Corp., each an investment affiliate of NatWest USA. Mr. Wilks serves on the board of directors of the New Cassell Business Association and is a member of the Board of Trustees of Central Synagogue, New York, member of the board of the Museum at Eldridge Street. Mr. Wilks served as Director of the Banking and Finance Committee of UJA from 1991 to 2001. Mr. Wilks earned his BSBA in Accounting and Finance from Boston University. Mr. Wilks brings experience in banking, finance and investments to Valley’s Board of Directors.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS. TO BE ELECTED TO A NEW TERM THE VOTES CAST “FOR” A DIRECTOR MUST EXCEED THE VOTES CAST “AGAINST” SUCH DIRECTOR.

ITEM 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Valley or the Board of Directors.
The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.
The Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Human Resources Committee in 2014 and early 2015 in detail.
The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and narrative discussion).
As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. In 2014, approximately 71% of our shareholders voting on the proposal voted in favor of the Company’s executive compensation program.

RECOMMENDATION AND VOTE REQUIRED FOR ITEM 2

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AS DISCLOSED PURSUANT TO SEC’S COMPENSATION DISCLOSURE RULES (INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION). THE VOTE “FOR” THE PROPOSAL BY A MAJORITY OF VOTES CAST AT THE MEETING WILL CONSTITUTE APPROVAL OF THIS ADVISORY PROPOSAL.

ITEM 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP to audit Valley’s financial statements for 2015. We are asking you to ratify that appointment.
KPMG audited our books and records for the years ended December 31, 2014, 2013 and 2012. The fees billed for services rendered to us by our independent registered public accounting firm for the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit fees	$984,250	$934,800
Audit-related fees (1)	94,863	198,500
Tax fees (2)	46,706	117,904
Total	$1,125,819	$1,251,204
__________
(1)	Fees paid for benefit plan audits and a review of a Form S-4 registration statement and related expert consent.
(2)	Includes fees rendered in connection with tax services relating to state and local matters.
The Audit Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent accountants to Valley. The policy requires that all services to be performed by KPMG, Valley’s independent accountants, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Committee receives updates on the services actually provided by the independent accountants, and management may also present additional services for approval.
All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2014. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders regarding 2014 financial results.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 3

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015. RATIFICATION OF THE APPOINTMENT OF KPMG REQUIRES A MAJORITY OF THE VOTES CAST BE “FOR” THE PROPOSAL.

REPORT OF THE AUDIT COMMITTEE
February 24, 2015
To the Board of Directors of Valley National Bancorp:
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.
The following is the report of the Audit Committee with respect to the audited financial statements for fiscal year 2014. With respect to fiscal year 2014, the Audit Committee has:

•	reviewed and discussed Valley’s audited financial statements with management and KPMG;

•	discussed with KPMG the scope of its services, including its audit plan;

•	reviewed Valley’s internal control procedures;

•	discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

•	approved the audit and non-audit services provided during fiscal year 2014 by KPMG.
Based on the foregoing review and discussions, the Audit Committee approved the audited financial statements to be included in our Annual Report on Form 10-K for fiscal year 2014.
Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2014 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2014 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment. During the course of 2014, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2014 Annual Report on Form 10-K.

Michael L. LaRusso, Committee Chairman
Eric P. Edelstein, Vice Chairman
Andrew B. Abramson
Gerald Korde
Barnett Rukin
Suresh L. Sani
Jeffrey S. Wilks

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the Chairman and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In this regard, to further educate directors about Valley and assist committees in their work, committees are encouraged to invite non-member directors to attend committee meetings to learn about the workings of the Board. All members of the Board also served as directors of our subsidiary bank, Valley National Bank (the “Bank”), during 2014. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2014, all directors then serving attended our annual meeting.
Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and safe and sound banking principles. The Board has adopted corporate governance practices which the Board and senior management believe promote this purpose. Periodically, these governance practices, as well as the rules and listing standards of NASDAQ and the NYSE and the regulations of the SEC, are reviewed by senior management, outside expert legal counsel and the Board.
BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT
Valley is led by Mr. Gerald Lipkin, who has served as our Chairman and CEO since 1989. Our Board is currently comprised of Mr. Lipkin and 16 other directors, of whom ten are independent under NYSE and NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons – an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. We also have a Risk Committee which is responsible for overseeing risk management. In addition, our Audit Committee engages in oversight of financial risk exposures and our full board regularly engages in discussions of risk management and receives reports on risk from our executive management, other company officers and the chairman of the Risk Committee. Each of our other board committees also considers the risk within its area of responsibilities.
Lead Director. This past year, the Board created the position of Lead Director and appointed Mr. Abramson as its Lead Director. In accordance with our corporate governance guidelines our non-management directors will meet in executive session regularly and our independent directors will meet in executive session at least twice a year. These meetings will be chaired by Mr. Abramson in his role as Lead Director.

Our corporate leadership structure is commonly utilized by other public companies in the United States. We believe that having a combined chairman/CEO, a lead director and independent chairpersons for each of the above Board committees provides the right form of leadership. We have a single leader for our company who can present a consistent vision, and he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for Valley and to our industry. We believe that our Chairman/CEO together with the Lead Director, the Risk Committee, our Audit Committee (primarily with respect to financial risks) and the full board of directors, provide effective oversight of the risk management function.
DIRECTOR INDEPENDENCE
The Board has determined that a majority of the directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit Committees are “independent” for purposes of the independence standards of both the New York Stock Exchange and NASDAQ, and that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors are: Andrew B. Abramson, Peter J. Baum, Pamela R. Bronander, Eric P. Edelstein, Gerald Korde, Michael L. LaRusso, Marc J. Lenner, Barnett Rukin, Suresh L. Sani and Jeffrey S. Wilks.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company fall within these categories is independent:

•
A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

•
A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by Valley or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

•
Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

•	Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do
not serve as an executive officer of the business; or

•
Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $120,000 or five percent (5%) of the gross revenues of the business.

The Board considered the following categories of items for each director it determined was independent together with the information set forth under "Certain Transactions With Management":

Name	Loans*	Trust Services/ Assets Under Management	Banking Relationship with VNB	Professional Services to Valley
Andrew B. Abramson	Commercial and Residential Mortgages, Personal and Commercial Line of Credit	Trust Services	Checking, Savings, Certificate of Deposit	None
Peter J. Baum	Commercial and Personal Mortgage	None	Checking	None
Pamela R. Bronander	Commercial and Personal Line of Credit, Home Equity	None	Checking, Savings, Certificate of Deposit	None
Eric P. Edelstein	Residential Mortgage	None	Checking	None
Gerald Korde	Commercial, Commercial and Personal Line of Credit	None	Checking, Money Market	None
Michael L. LaRusso	Personal Line of Credit	None	Checking, Money Market	None
Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None
Barnett Rukin	Commercial and Residential Mortgages, Commercial Line of Credit	Assets Under Management	Checking, Safe Deposit Box	None
Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None
Jeffrey S. Wilks	Personal Line of Credit	None	Checking	None
____________

*	In compliance with Regulation O.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS.

Valley’s Corporate Governance Guidelines require the Board to hold separate executive sessions for both independent and non-management directors. At least twice a year, the Board holds an executive session including only independent directors and at least twice a year the Board holds an executive session including only non-management directors with the Lead Director as the presiding director for each such meeting.
SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS
The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the Lead Director of the Board:

•
Shareholders or interested parties wishing to communicate with the Board of Directors or with the Lead Director should send any communication to Valley National Bancorp, c/o Alan D. Eskow, Corporate Secretary, at 1455 Valley Road, Wayne, New Jersey 07470. Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman or to the Lead Director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, or the non-management directors, in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by any Board member or by the Lead Director, and will regularly review all such communications with the Board or the appropriate committee chairman or with the Lead Director at the next meeting.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS
In 2014, the Board of Directors maintained an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Only independent directors serve on these committees. In addition to these committees, the Company and the Bank also maintains a number of committees to oversee other areas of Valley’s operations. These include an Executive Committee, Community Reinvestment Act ("CRA") Committee, Investment Committee, a Pension/Savings & Investment Trustees Committee, Risk Committee, Strategic Planning Committee and a Trust Committee, all of which have both independent and non-independent directors, as permitted by the SEC, the NYSE and NASDAQ.
Each director attended 87% or more of the meetings of the Board of Directors, the Bank Board and of each committee on which he or she served for the year ended December 31, 2014. Our Board met eight times during 2014 and the Bank’s Board met eight times during 2014.

The following table presents 2014 membership information for each of our Audit, Nominating and Corporate Governance, and Compensation and Human Resources Committees.

Name	Audit	Nominating and Corporate Governance	Compensation and Human Resources
Andrew B. Abramson	X*	X	X
Pamela R. Bronander			X
Eric P. Edelstein	X**	X*	X**
Gerald Korde	X	X	X*
Michael L. LaRusso	X*		X
Marc J. Lenner		X	X
Barnett Rukin	X
Suresh L. Sani	X	X	X
Jeffrey S. Wilks	X	X
____________

*	Committee Chairman
Mr. Abramson, Chairman of the Audit Committee until November 1, 2014, at which time he was appointed as Valley's Lead Director.
Mr. LaRusso was appointed Chairman of the Audit Committee, effective November 1, 2014.
**	Vice Chairman

AUDIT COMMITTEE.  The Audit Committee formally met five times during 2014. In addition, the Committee Chairman and on occasion one other member of the Audit Committee met with the Chief Audit Executive and Chief Risk Officer of Valley monthly for the purpose of communicating closely with those officers and receiving updates on significant developments. The Board of Directors has determined that each member of the Audit Committee is financially literate and that more than one member of the Audit Committee has the accounting or related financial management expertise required by the NYSE. The Board of Directors has also determined that Mr. Edelstein, Mr. LaRusso, Mr. Rukin and Mr. Wilks meet the SEC criteria of an “Audit Committee Financial Expert.” The charter for the Audit Committee can be viewed at our website www.valleynationalbank.com/charters. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Each member of the Audit Committee is independent under both NYSE and NASDAQ listing rules. Other responsibilities of the Audit Committee pursuant to the charter include:

•	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

•	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year-end operating results including SEC periodic reports and press releases;

•	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

•	Considering the independence of Valley’s independent registered public accounting firm;

•	Overseeing the internal audit function;

•	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

•	Reporting to the full Board on significant matters coming to the attention of the Audit Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.  The Committee met four times during 2014. This Committee reviews qualifications of and recommends to the Board candidates for election as director of Valley and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating and Corporate Governance Committee develops corporate governance guidelines which include:

•	Director qualifications and standards;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Limitations on Board members serving on other boards of directors;

•	Director access to management and records; and

•	Criteria for the annual self-assessment of the Board, and its effectiveness.
The Nominating and Corporate Governance Committee is also charged with overseeing adherence to our corporate governance standards, the Code of Conduct and Ethics and overseeing changes to all committee charters. The Nominating and Corporate Governance Committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.” Each member of the Nominating and Corporate Governance

Committee is independent under both NYSE and NASDAQ listing rules.

COMPENSATION AND HUMAN RESOURCES COMMITTEE.  The Compensation and Human Resources Committee (the "Committee") formally met five times during 2014. The Committee determines CEO compensation, sets general compensation levels for directors, all officers and sets specific compensation for named executive officers ("NEOs") and other executive officers. It also administers our non-equity and equity incentive plans, including the 2009 Long-Term Stock Incentive Plan and makes awards pursuant to those plans. The Board has approved its charter, available under our website located at www.valleynationalbank.com/charters. Each member of the Compensation and Human Resources Committee is independent under both NYSE and NASDAQ listing rules.

EXECUTIVE OFFICERS COMPENSATION
In undertaking its responsibilities, annually, the Committee receives from the CEO recommendations (except those that relate to his compensation) for salary, non-equity incentive awards, stock option, restricted stock and restricted stock unit awards for NEOs and other executive officers. After considering the possible payments under our 2009 Long-Term Stock Incentive Plan ("2009 LTSIP") and our 2010 Executive Incentive Plan ("2010 EIP"), and discussing the recommendations with the CEO, the Committee meets in executive session to make the final decisions on these elements of compensation. All restricted stock and restricted stock unit awards are valued using the closing stock price on the date prior to the date the awards are approved, except for performance based restricted stock and restricted stock unit awards that vests based upon a market condition (i.e., total shareholder return). The grant date fair value of restricted stock and restricted stock unit awards that vest based on a market condition is determined by a third party specialist using a Monte Carlo valuation model. Stock awards under the 2009 LTSIP may take the form of stock appreciation rights, incentive stock options, non-qualified stock options, restricted stock awards and restricted stock units or any combination of these awards. Awards under the 2010 EIP may be in cash, restricted shares or a combination of both.
Under authority delegated by the Committee, all other employee salaries and non-equity compensation are determined by executive management. For stock awards, based on operational considerations, prior awards and staff numbers, a block of shares is allocated by the Committee. The individual stock option, restricted stock and restricted stock unit awards are then allocated by the CEO and his executive staff to these non-executive officers and employees.

Under authority delegated by the Committee, during the year, the CEO is authorized to make limited stock option grants and restricted stock and restricted stock unit awards in specific circumstances (special incentive awards for non-officers, retention awards, awards to new employees and grants on completion of advanced degrees).
All awards not specifically approved in advance by the Committee, but awarded under the authority delegated, are reported to the Committee at its next meeting at which time the Committee ratifies the action taken.
COMPENSATION CONSULTANTS
In 2014 the Committee in its sole discretion employed Fredrick W. Cook & Co. ("F.W. Cook") as compensation consultants. F.W. Cook was employed to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee and in relationship to these data provide an overview and comments on Valley’s executive compensation. Also, F.W. Cook was requested to provide trend information relating to executive compensation matters and in addition, F.W. Cook has reviewed and provided comments on the compensation disclosures contained in this proxy statement.
COMPENSATION AS IT RELATES TO RISK MANAGEMENT
The Chief Risk Officer evaluated all incentive-based compensation for all employees of the Company and reported to the Compensation and Human Resources Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on Valley. Each NEO’s compensation was not considered excessive. None of the other forms of compensation or incentives for Valley employees were considered as encouraging undue or unwarranted risk. The Compensation and Human Resources Committee accepted the Chief Risk Officer’s report.
AVAILABILITY OF COMMITTEE CHARTERS
The Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee each operate pursuant to a separate written charter adopted by the Board. Each committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valleynationalbank.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

NOMINATION OF DIRECTORS
Nominations of directors may be made only by the Board of Directors, the Nominating and Corporate Governance Committee of the Board, or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board. These include:

•
The maximum age for an individual to join the Board shall be age 60, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management (Executive Vice President or higher), or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

•
A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will benefit the Company;

•	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

•	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

•	Board members must maintain their principal residences in New Jersey, New York, Florida or 100 miles from our corporate headquarters;

•
Board members may not stand for re-election to the Board for more than four terms following the establishment of a principal legal residence outside of New Jersey, New York, Florida or 100 miles from our corporate headquarters;

•
Each Board member must own a minimum of 20,000 shares of our common stock of which 5,000 shares must be in his or her own name (or jointly with the director’s spouse) and none of these 20,000 shares may be pledged or hypothecated;

•
Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

•	Each Board member must prepare for meetings by reading information provided prior to the meeting.

Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member should be available for continuing education opportunities throughout the year;

•	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

•
If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard and not repaid within six months, the Board may ask the director to resign;

•
No Board member should serve on the board of any other bank or non-government sponsored financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

•	Each Board member should be an advocate for Valley within the community; and

•	It is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.
The Nominating and Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no later than 90 days and no earlier than 120 days prior to the anniversary of the date of the preceding year’s annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2016, we must receive this notice on or after December 17, 2015, and on or before January 18, 2016. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•
If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC, NYSE and NASDAQ rules or an Audit Committee financial expert as defined by SEC rules;

•
If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered independent under NYSE and NASDAQ rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	Willingness to apply sound and independent business judgment;

•	Ability to work productively with the other members of the Board;

•	Availability for the substantial duties and responsibilities of a Valley director; and

•	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.
Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for a director. In selecting director nominees the Nominating and Corporate Governance Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

COMPENSATION AND HUMAN RESOURCES COMMITTEE PROCESSES AND PROCEDURES
The Board has delegated the responsibility for executive compensation matters to the Compensation and Human Resources Committee. The minutes of the Committee meetings are provided at Board meetings and the chairman of the Committee reports to the Board significant issues dealt with by the Committee.
CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES
We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed under our website

www.valleynationalbank.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer on that website.
We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available under our website located at www.valleynationalbank.com/charters. The Corporate Governance Guidelines are also available in print to any shareholder who requests them.

DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS.  Annual compensation of non-employee directors for 2014 was comprised of the following components: cash compensation consisting of annual retainer and meeting and committee fees. In addition, there is also a Directors Retirement Plan. As disclosed below, the Board of Directors has decided to terminate the Directors Restricted Stock Plan and “freeze” the Directors Retirement Plan. Each of these compensation components is described in detail below. The total 2014 compensation of the non-employee directors is shown in the following table.

2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)		Total
Andrew B. Abramson (1)	$141,917	$0	$35,012	$12,320		$189,249
Peter J. Baum	99,000	0	3,454	0		102,454
Pamela R. Bronander	94,000	0	34,544	5,371		133,915
Eric P. Edelstein (1)	142,000	0	17,388	0		159,388
Mary J. Steele Guilfoile	102,500	0	17,454	998,535	(6)	1,118,489
Graham O. Jones	115,500	0	27,654	0		143,154
Walter H. Jones, III*	82,000	0	26,206	0		108,206
Gerald Korde (1)	132,500	0	39,688	0		172,188
Michael L. LaRusso (1)	113,750	0	14,939	6,256		134,945
Marc J. Lenner	99,000	0	9,333	0		108,333
Barnett Rukin	87,000	0	31,406	7,143		125,549
Suresh L. Sani	104,500	0	9,478	0		113,978
Robert C. Soldoveri	81,000	0	8,752	0		89,752
Jeffrey S. Wilks	90,500	0	3,367	3,571		97,438
____________

*	Mr. Walter H. Jones, III, is currently a Valley director who elected to retire as a director after the upcoming annual meeting.
(1)
Bancorp Committee Chairman and/or Bancorp Committee Vice Chairman (see Committees of the Board on page 14 in this Proxy Statement). Mr. Abramson served as Chairman of the Audit Committee until November 1, 2014, at which time he was appointed as Valley’s Lead Director.  Mr. LaRusso was appointed Chairman of the Audit Committee, effective November 1, 2014.

(2)	Includes annual retainer, meeting fees and committee fees and fees for chairing and vice chairing board committees earned and paid in 2014.
(3)
As disclosed below, the Board of Directors has decided to terminate the Directors Restricted Stock Plan. The following table represents the aggregate number of shares of common stock outstanding at December 31, 2014, for each of the following participants:

Name	Number of Shares Awarded in 2014	Grant Date Fair Market Value of Shares Awarded	Forgone Directors Fees	Aggregate Number of Stock Awards Outstanding at Fiscal Year- End
Andrew B. Abramson	0	N/A	$0	27,975
Pamela R. Bronander	0	N/A	0	12,192
Mary J. Steele Guilfoile	0	N/A	0	19,378
Michael L. LaRusso	0	N/A	0	14,206
Barnett Rukin	0	N/A	0	16,224
Jeffrey S. Wilks	0	N/A	0	8,111

(4)
Represents non-cash compensation reflecting the change in the present value of pension benefits year to year under the Directors Retirement Plan for 2014 taking into account the age of each director, a present value factor, an interest discount factor and time remaining until retirement.

(5)	Except as noted for Ms. Guilfoile, this column reflects the cash dividend and interest on deferred dividends earned on restricted stock during 2014, under the 2004 Directors Restricted Stock Plan.
(6)
This includes $900,000 in consulting fees in connection with Valley's acquisition of 1st United Bancorp, Inc. and $90,000 in consulting fees pursuant to a long-standing investment banking retainer consulting agreement, paid to MG Advisors, Inc. in 2014. Ms. Guilfoile is the Chairperson of MG Advisors. The amount also includes $8,535 in cash dividends and interest on deferred dividends earned on restricted stock during 2014, under the 2004 Directors Restricted Stock Plan.

ANNUAL BOARD RETAINER

Non-employee directors received an annual retainer of $50,000 per year, paid quarterly. This retainer is paid to recognize expected ongoing dialogue of board members with our executives and employees, for being available to provide their professional expertise as needed, for attending various Bank functions, for undertaking continuing education, and for interfacing with customers as appropriate.
BOARD MEETING FEES
In recognition of the preparation time, travel time, attendance at and providing professional expertise at the board meetings, non-employee directors received a board meeting fee of $3,000 for each meeting attended of Bank and Bancorp combined.
BOARD COMMITTEE FEES AND COMMITTEE CHAIRMEN RETAINER
The Chairman of the Audit Committee received an annual retainer of $15,000 and the Vice Chairman a retainer of $5,000. The Chairman of the Compensation and Human Resources Committee received an annual retainer of $15,000 and the Vice Chairman a retainer of $5,000. The Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $7,500. The Lead Director receives an annual retainer of $25,000. These retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas.
All members of these committees are paid for attending each committee meeting as follows: $2,500 for Audit, $2,000 for Compensation and Human Resources, and $1,000 for Nominating and Corporate Governance.
The Company and the Bank also have a number of other committees (other than the corporate governance committees listed on page 14) that are not “disclosed” committees under SEC, NYSE or NASDAQ rules. These committees generally deal with oversight of various operating matters. Valley’s

Risk Committee Chairman received a $15,000 retainer and the Vice Chairman a retainer of $5,000. All other committee chairmen receive a retainer of $7,500. There is an attendance fee of $2,500 for each Risk and CRA committee meeting, as well as $1,000 for each other committee meeting.
DIRECTORS RETIREMENT PLAN
We maintain a retirement plan for non-employee directors. The plan provides 10 years of annual benefits to directors with five or more years of service. The benefits commence after a director has retired from the Board and reached age 65. Prior to the 2013 amendments described below, the annual benefit was equal to the director’s years of service, multiplied by 5%, multiplied by the final annual retainer paid to the director at the time of retirement. In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate. As a result of amendments to the plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on their years of service and annual retainer in 2013. Plan benefits will not increase for any pay or service earned after 2013.
DIRECTORS RESTRICTED STOCK PLAN
Until January 2014, we also maintained the 2004 Director Restricted Stock Plan ("2004 Directors Plan"). The 2004 Directors Plan provides the non-employee members of the Board of Directors with the opportunity to forego some or all of their annual cash retainer and meeting fees in exchange for shares of Valley restricted stock granted at 75% of the market value at the date of grant. The discount recognizes the exchange of immediate cash fees for a five year vesting and possible forfeiture prior to vesting, with vesting occurring earlier than the five years due to retirement, death, disability, the participant’s inability to stand for re-election due to age restrictions, or the participant’s failure to be re-elected after standing for re-election, and if there is a change in control prior to the vesting date. There were 98,086 shares outstanding under this plan as of December 31, 2014.

On January 29, 2014, the Board of Directors approved an amendment to terminate the plan. No additional fees may be contributed by a plan participant and no contributions of shares will be made to the plan after April 1, 2014. The plan will terminate after the shares remaining in the plan vest and the shares are distributed to the plan participants.

STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.  The following table contains information about the beneficial ownership of our common stock at December 31, 2014 by each director and by each of our executive officers for whom individual information is required to be set forth in this proxy statement under rules of the SEC, and by directors and all executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Executive Officers:
Andrew B. Abramson	230,787	(3)	0.10%
Peter J. Baum	40,267	(4)	0.02
Pamela R. Bronander	52,260	(5)	0.02
Peter Crocitto	453,074	(6)	0.19
Eric P. Edelstein	28,388		0.01
Albert L. Engel	249,099	(7)	0.11
Alan D. Eskow	374,555	(8)	0.16
Mary J. Steele Guilfoile	456,237	(9)	0.20
Graham O. Jones	963,667	(10)	0.41
Walter H. Jones, III	1,602,408		0.69
Gerald Korde	2,329,147	(11)	1.00
Michael L. LaRusso	43,585	(12)	0.02
Marc J. Lenner	202,000	(13)	0.09
Gerald H. Lipkin	1,010,329	(14)	0.43
Robert M. Meyer	315,311	(15)	0.14
Barnett Rukin	132,040	(16)	0.06
Suresh L. Sani	58,351	(17)	0.03
Robert C. Soldoveri	1,026,499	(18)	0.44
Jeffrey S. Wilks	420,508	(19)	0.18
Directors and Executive Officers as a group (32 persons)	11,376,928	(20)	4.88
____________

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)
The number of shares of our common stock used in calculating the percentage of the class owned includes 232,110,975 shares of our common stock outstanding as of December 31, 2014. The table also includes 762,644 shares purchasable pursuant to stock options or warrants for our shares that were exercisable within 60 days of December 31, 2014.*

(3)
This total includes 12,850 shares held by Mr. Abramson’s wife, 11,387 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 33,380 shares held by a family foundation, 9,447 shares held in self-directed IRA, 2,385 shares in a self-directed IRA held by his wife and 27,975 restricted shares pursuant to the director restricted stock plan. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(4)	This total includes 6,150 shares held by Mr. Baum’s children of which Mr. Baum is the trustee.

(5)	This total includes 5,977 shares held by Ms. Bronander’s children, 12,192 restricted shares pursuant to the director restricted stock plan; and of this total, 18,732 shares were pledged as security.

(6)
This total includes 41,002 shares held by Mr. Crocitto’s wife, 4,607 shares held in Mr. Crocitto’s KSOP, 6,088 shares held by Mr. Crocitto as custodian for his child, 1,048 shares held by Mr. Crocitto’s child, 112,724 restricted shares, and 84,742 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2014*.

(7)
This total includes 4,569 shares held in Mr. Engel’s KSOP, 3,152 shares held in a trust of which Mr. Engel is a successor trustee, 60,525 restricted shares and 76,047 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2014*.

(8)
This total includes 51,796 shares held by Mr. Eskow’s wife, 4,845 shares held in Mr. Eskow’s KSOP, 10,578 shares held in his Roth IRA, 1,343 shares held in his IRA, 6,121 shares held jointly with his wife, 1,310 shares in an IRA held by his wife, 112,724 restricted shares and 84,742 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2014*.

(9)	This total includes 201,606 shares held by Ms. Guilfoile’s spouse and 19,378 restricted shares pursuant to the 2004 Director Restricted Stock Plan.

(10)	This total includes 7,124 shares owned by trusts for the benefit of Mr. G. Jones’ children of which his wife is co-trustee; and of this total, 944,539 shares were pledged as security.

(11)
This total includes 72,133 shares held jointly with Mr. Korde’s wife, 342,697 shares held in the name of Mr. Korde’s wife, 893,352 shares held by his wife as custodian for his children, 315,378 shares held by a trust of which Mr. Korde is a trustee and 126,438 shares held in Mr. Korde’s self-directed IRA.

(12)	This total includes 14,506 shares held jointly with Mr. LaRusso’s wife and 14,206 restricted shares pursuant to the director restricted stock plan.

(13)
This total includes 17,072 shares held in a retirement pension, 518 shares held by Mr. Lenner’s wife, 26,565 shares held by his children, 122,150 shares held by a trust of which Mr. Lenner is 50% trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 16,796 shares held by a charitable foundation.

(14)	This total includes 324,760 shares held in the name of Mr. Lipkin’s wife, 6,946 shares held in Mr. Lipkin’s wife’s Roth IRA, 154 shares held jointly with his wife, 68,889 shares held in a Roth IRA, 50 shares held in his KSOP, and 20,866 shares held by a family charitable foundation of which Mr. Lipkin is a co-trustee. This total also includes Mr. Lipkin’s 285,586 restricted shares and 200,319 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2014*.

(15)
This total includes Mr. Meyer’s 57,185 restricted shares, 130,455 shares held jointly with his wife, 4,607 shares held in his KSOP and 76,776 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2014*.

(16)
This total includes 5,000 shares held in Mr. Rukin’s IRA, 27,683 shares held by Mr. Rukin’s wife, as custodian and Mr. Rukin, as trustee, in various accounts for their children, 12,624 shares held by a private foundation of which Mr. Rukin is an officer and 16,224 restricted shares pursuant to the director stock plan. Mr. Rukin disclaims beneficial ownership of the shares held by his wife, shares held by his wife as custodian for their children, and shares held by a private foundation.

(17)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for benefit of his children, and 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.

(18)
This total includes 19,368 shares held in partnerships of which Mr. Soldoveri is part owner, 529,651 shares held by mother and the estates of his father of which Mr. Soldoveri has investing and voting rights, 157,185 shares held by a foundation of which Mr. Soldoveri is a trustee, 98,224 shares of warrants exercisable within 60 days of December 31, 2013.

(19)
This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for the benefit of his wife, 266,804 shares held by the estates of his mother and father-in-law, of which Mr. Wilks' wife is a beneficiary and is one of three executors. This total also includes Mr. Wilks’ 8,111 restricted stock shares. Mr. Wilks disclaims beneficial ownership of shares held by his mother and father-in-law’s estates.

(20)
This total includes 1,388,416 shares owned by 13 executive officers who are not directors or named executive officers, which total includes 23,429 shares in KSOP and/or IRA, 61,856 indirect shares, 240,834 restricted shares, and 239,438* shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2014. The total does not include shares held by the Bank’s trust department.

*
All exercisable options outstanding have exercise prices that are higher than Valley’s market price at December 31, 2014 of $9.71. See the Outstanding Equity Awards table below for each of the NEO’s outstanding awards; and as of the record date of February 20, 2015, all exercisable options outstanding have exercise prices that are higher than Valley’s market price of $9.62.

PRINCIPAL SHAREHOLDERS. The following table contains information about the beneficial ownership at December 31, 2014 by persons or groups that beneficially owns 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (1)
BlackRock, Inc. (2) 40 East 52nd Street, New York, NY 10022	22,095,385	9.50%
State Street Global Advisors Funds Management(3) One Lincoln Street, Boston, MA 02111	14,949,732	6.50%
The Vanguard Group (4) 100 Vanguard Blvd., Malvern, PA 19355	13,616,895	5.88%
____________

(1)	The number of shares of our common stock used in calculating the percentage of the class owned includes 232,110,975 shares of our common stock outstanding as of December 31, 2014.

(2)
Based on a Schedule 13G/A Information Statement filed January 15, 2015 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 21,567,017 shares and sole dispositive power as to 22,095,385 shares.

(3)
Based on a Schedule 13G Information Statement filed February 13, 2015 by State Street Global Advisors. The Schedule 13G discloses that State Street has shared voting power and shared dispositive power as to 14,949,732 shares.

(4)
Based on a Schedule 13G Information Statement filed February 11, 2015 by The Vanguard Group. The Schedule 13G discloses that The Vanguard Group has sole voting power as to 311,872 shares, sole dispositive power as to 13,319,945 shares and has shared dispositive power as to 296,950 shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

EXECUTIVE SUMMARY
Say-on-Pay Vote and Shareholder Outreach
At the 2014 Annual Meeting of Shareholders, approximately 71% of the votes cast were in favor of the advisory vote to approve executive compensation. While this reflected continued support of our executive compensation programs, this level of support was a decline from the prior two years’ advisory votes. We considered this outcome and determined to seek additional shareholder input. The Compensation and Human Resources Committee (the "Committee") chairman and vice chairman, along with the Company’s CFO, met with certain large institutional shareholders. The Committee reviewed the reports of ISS and Glass Lewis on the say on pay vote. The Committee also asked our compensation consultant, Frederic W. Cook & Co. (“F.W. Cook”), to provide an analysis of the executive compensation program.
Some of what we heard:

✓	Recognize the under performance of our Total Shareholder Return ("TSR");

✓	Increase the percentage of performance stock awards to two-thirds of the stock awards;

✓	Be more specific on factors affecting compensation of our executive officers;

✓	Explain the long term view of our compensation program;

✓	Eliminate the true-up provision and annual vesting in the growth in tangible book value performance stock awards; and

✓	The addition of the performance stock awards was a positive as was the use of relative TSR, for a portion of the performance award.

Key Decisions - CEO Pay Reduction and Program Changes

We believe our management performed well in 2014 in many areas, but we also believe that compensation adjustments are required to reflect our financial and stock performance.
How we adjusted our compensation program:
✓ Reduced the CEO’s total compensation by over 13%:

✓ The CEO's cash bonus awarded was below target, and $50,000 below last year;

✓	The CEO's equity compensation was reduced by $375,000, or 25%, from last year;

✓	The CEO's total compensation reduction of $425,000;

✓	Did not increase the salary of our top three NEOs for the fourth year in a row;

✓	Reduced the combination of salary and time vested restricted stock - what we view as certain compensation - of the CEO by 20% and the other top two officers by 8.9%;

✓	Increased the percentage of performance-based equity awards for all NEOs to two-thirds of the equity awards, up from 50% last year;

✓	Eliminated the true-up for the growth in tangible book value performance equity awards commencing in 2015 by making the awards cliff vest at the end of three years;

✓	Limited payout on the TSR portion of the performance equity awards to target if the relative TSR is negative.

The Company’s “TSR” refers to the Company’s share price performance (and dividends) ranked relative to the performance of our peer group during the relevant period.
In reviewing compensation, the Committee considered, but then discounted, the change in the pension value which is included in compensation for each NEO as determined under SEC rules. Notwithstanding that Valley's pension plans and Benefits Equalization Plan (the "BEP") were frozen as of December 31, 2013, the change in pension value increased substantially in 2014 for all our NEOs and in particular Mr. Lipkin. For 2013, Mr. Lipkin’s pension value declined by $301,102 as compared to an increase of $1,159,651 in 2014. This increase in Mr. Lipkin's pension value is the result of actuarial calculations and not the result of an increase in his annual pension payments. The primary factors in the increase were a decrease in the discount rate and an updated mortality table with increased life expectancy. To highlight the difference, the Summary Compensation Table shows all our

NEOs’ total compensation both with and without the change in pension value.
Our Company’s Performance
Valley’s net income in 2014 was $116.2 million, or $0.56 per diluted common share, compared to 2013 net income of $132.0 million, or $0.66 per diluted common share. These declines reflect a number of factors, including a large increase in shares outstanding at year-end due to the closing in November of our 1st United Bancorp, Inc. ("1st United Bank") acquisition and the costs of that acquisition. Other factors that adversely affected performance in 2014:

•	the low interest rate levels negatively impacting our net interest income and net income;

•	a reduction of $32.0 million of net gains on sales of residential mortgage loans mainly the result of higher mortgage interest rates in 2014 compared to 2013;

•	an increase in non-interest expense of $10.1 million, the result of the early extinguishment of higher cost debt of $275 million; and

•	a $7.6 million tax charge mostly related to the effect of the 1st United Bank acquisition.

We believe our results reflect the positive impact of our executive team on credit quality, loan growth and franchise expansion. Our 2014 performance highlights include:

•	the acquisition of 1st United Bank, a $1.7 billion institution;

•	introducing our franchise into a high growth market;

•	an increase in net interest income for 2014 of $27.0 million, or 6% compared to 2013, despite low interest rates;

•
the prepayment of $275 million of 4.52% debt, enabled by the gain on sale of real estate as the result of downsizing of one of our branches. The sale of a large branch property producing a pre-tax gain of $17.8 million and the movement of the branch to a nearby location;

•	an increase in total loans of $745 million and total deposits of $1.3 billion, excluding those acquired from 1st United;

•	a reduction in non-accrual loans by 41% compared to 2013;

•	net loan charge-offs were between the 50th and 75th percentile among our peers; and

•	an effective tax rate of 21.1% compared to 26.3% in 2013.

Key Governance Features
We have implemented the following governance features:
Independent compensation consultant. F.W. Cook, our compensation consultant, reports directly to the Committee and provides no services to Valley or management.
Risk management. We focus on risk management and design our plans to discourage unnecessary or excessive risk taking.
No hedging or pledging. We do not allow hedging or pledging of Valley securities by executive officers.
Clawback policy. We imposed a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.
Hold-past termination. If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying the equity awards must be held for a period of 18 months following the date of termination.
Stock ownership guidelines. We impose ownership guidelines on our executives.
OUR COMPENSATION PHILOSOPHY
We believe that Valley’s executive compensation should be structured so as to balance the expectations of our shareholders, our regulators and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following:

•	Rewarding qualitative achievements by management which contribute to our operational and strategic performance;

•	Making compensation awards after taking into account the executive compensation programs and practices of our peer group; and

•	Providing a mixture of short-term and long-term financial rewards to our executives.

The Committee uses a balanced approach in making compensation-related decisions. The important factors the Committee considered this year include:

•	Our performance over different periods with respect to total shareholder return relative to our peers and growth in tangible book value plus dividends;

•	Accountability to meet or exceed a realistic, but challenging budget, with consideration given to both unusual charges and unusual gains;

•	National and regional economic conditions;

•	Maintaining Valley’s strong commitment to credit quality;

•	Development of a long term strategic plan which supports Valley’s franchise growth;

•	Maintaining Valley’s dividend at or above the mid-point of our peer group;

•	Maintaining a satisfactory liquidity position and minimizing interest rate exposure;

•	Meeting or exceeding regulatory requirements, including regulatory capital requirements, in all facets of our business; and

•	Training and developing staff for succession planning purposes and for maintaining business continuity.
OUR COMPENSATION PROCESS
Our Committee sets the compensation of our CEO and all our NEOs. We met six times during 2014 and early 2015 to discuss NEO compensation for 2014. At almost all meetings the Committee holds lengthy executive sessions at which our independent compensation consultant is present and provides advice, and at which no members of management are present.
The Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities. The Committee engaged the services of F.W. Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. F.W. Cook performs services solely on behalf of the Committee and has no relationship with the Company or management except as it may relate to performing such services. F.W. Cook assists the Committee in defining the appropriate market of Valley’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. The Committee assessed the independence of F.W. Cook and concluded that no conflict of interest exists that would prevent F.W. Cook from independently representing the Committee.

A representative of F.W. Cook was present and provided advice at all our meetings, including executive sessions. Pre-meetings were held with the Chairman and Vice Chairman of the Committee to establish with management the agenda for each meeting. Our compensation consultant attended the pre-meetings.
The CEO and other NEOs attended portions of the meetings. The CEO presented and discussed with the Committee his recommendations for compensation for the NEOs and the management team. The CEO did not make a recommendation to the Committee with regard to his compensation. The CEO was not present when his compensation was discussed or set by the Committee. The Committee sought input from other directors with experience in executive compensation and from outside counsel. The Committee sets executive compensation with only Committee members, consultants and outside counsel present.
OUR PEER GROUP
In setting compensation for our executives, we compare total compensation, each compensation element, and Valley’s financial performance to a peer group. In 2014 our peer group consisted of a group of 16 bank holding companies located in the NY/NJ/CT metropolitan area and with assets within a reasonable range above and below Valley’s asset size. For the past several years we have used the KBW Regional Banking Index ("KRX"), consisting of ourselves and 49 other regional banks as our peer group. The Committee believes that the new peer group is a more appropriate group for comparison with Valley for two primary reasons:

•	The companies in the peer group are all located in the NY/NJ/CT metropolitan area; and

•	The companies in the peer group are, on average, more similar in size to Valley than those in the KRX.

Appendix A, on page 48 lists all financial institutions in the peer group. The peer group consists of companies with assets between $4 billion and $50 billion and market capitalization between $500 million and $7 billion with Valley approximating peer group medians.
The Committee compares the salaries, equity compensation and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Committee refers to this peer group information when setting our CEO compensation and that of our other NEOs and generally targets setting CEO and NEO total compensation at levels that are at the median of our peer group.

The table below presents Valley’s performance relative to our peer group and the KRX with respect to various financial measures over a 1-year and 3-year periods ended December 31, 2014.

Performance Relative To Our Peers

(1)	Financial measures shown above:
	NCO/Avg Loans	Net loan chargeoffs to average loans.
	Price/TBV	Valley stock price to tangible book value.
	ROAA	Return on average assets.
	ROATCE	Return on average tangible common equity.
	GITBV	Tangible book value plus dividends, not adjusted for the 1st United Bancorp, Inc. acquisition.
	TSR	Total shareholder return.
(2)	Most of the financial measures were negatively impacted by Valley's acquisition of 1st United Bancorp, Inc. during the fourth quarter of 2014.

ELEMENTS OF PAY
Summary
The following table summarizes the key components of our compensation program for our NEOs and the purpose of each component:

Component		Key features		Purpose
Salary	è	Certain cash payment based on position, responsibilities and experience.	è	Offers a stable source of income.
EIP Cash Awards	è	Annual cash awards with target awards at 50% of salary (CEO) and 35% and 25% of salary for other NEOs are tied to achievement of both company and individual goals.	è	Intended to motivate and reward executives for achievements of short-term (one year) company and individual goals.
EIP Time Vested Equity Awards	è	Equity incentives earned based on time.	è	Intended to create alignment with shareholders and promote retention.
EIP Performance Equity Awards	è	Equity incentives earned based upon meeting targets.	è	Intended to focus on achievement of company performance objectives, improved relative TSR and growth in tangible book value (as defined below).
Salary
Salaries are determined by an evaluation of individual NEO responsibilities, compensation history, as well as peer comparison.
Executive Incentive Plan (EIP)
The Executive Incentive Plan ("EIP") provides for awards, payable in cash and stock awards, from a pool equal to 5% of our net income before income taxes. Allocations of potential awards under the EIP among the NEOs from the 5% pool (discussed below) are made by the Committee within the first 90 days of each calendar year with respect to prior year performance. EIP awards are determined after the year-end financial results are finalized. The Committee awards less than the entire amount of the 5% pool as permitted by the EIP. We intend to maximize our tax deductible awards under this formula.
EIP Cash Awards
We pay the initial 50% portion of cash EIP awards in January or February. The 50% balance is paid in eight equal quarterly installments, to allow time for possible clawback of cash awards.

OVERALL DESIGN AND MIX OF EQUITY GRANTS
The following table summarizes the overall design and mix of our annual long-term equity incentives granted for 2014:

Form of Award	Percentage of Total Target Equity Award Value	Purpose	Performance Measured	Earned and Vesting Periods
Time Vested Award (time-vested restricted stock)	33.3%	Encourages retention Fosters shareholder mentality among the executive team	N/A	Vests on the first, second, and third anniversaries of the grant date
Growth in Tangible Book Value Performance Award (restricted stock units)	50%	Encourages retention Ties executive compensation to our operational performance	Growth in Tangible Book Value (as defined)	Earned and vests after three-year performance period based on Growth In Tangible Book Value
TSR Performance Award (restricted stock units)	16.7%	Encourages retention Ties executive compensation to our long-term market performance	TSR	Earned and vests after three-year performance period based on TSR

The percentage mix described in the chart above is based on the dollar value of the awards granted. The dollar value is translated into number of shares using the closing price the day before the Committee makes the grant. Growth in

Tangible Book Value when used in this CD&A means year over year growth in tangible book value, plus dividends on common stock declared during the year, excluding other comprehensive income ("OCI") recorded during the year. The Committee has the discretion to make other adjustments to the growth in tangible book value calculation as it deems appropriate, including without limitation, adjustments related to acquisitions. The Committee chose growth in tangible book value because it believes that this metric is a good indicator of the performance of a commercial bank. The adjustment for dividends allows the Committee to compare our performance to our peers which pay different amounts of dividends. The exclusion of OCI avoids changes in tangible book value not viewed as related to financial performance. The Committee retained discretion because acquisitions typically result in dilution of tangible book value and the Committee did not wish to discourage management from seeking acquisitions.

2014 TIME VESTED AWARDS
One-third of the aggregate dollar value of our NEOs’ annual equity awards granted for 2014 was in the form of time-based vesting restricted stock awards. Once granted, the awards vest based solely on continued service with the Company, with one third vesting on each anniversary of the grant date.

2014 GROWTH IN TANGIBLE BOOK VALUE AWARDS
Approximately 50% of the aggregate dollar value of our NEOs’ equity awards granted for 2014 were in the form of performance restricted stock units ("RSUs") to be earned based upon Growth in Tangible Book Value (each, a Growth in Tangible Book Value Performance Award). The Growth in Tangible Book Value Performance Awards are earned based on average annual Growth in Tangible Book Value against target during the years 2015 through 2017. Earned Growth in Tangible Book Value Performance Awards vest at the end of the 3-year performance period and will be settled as soon as administratively feasible thereafter. The number of shares that can be earned may range from 0% to 150% of the target, depending on performance (with linear interpolation between performance levels) as follows:

Average Annual Growth in Tangible Book Value 2015-2017	Percentage of Target Shares Earned
Below 9.5%	None
9.5%	50%
11% (Target)	100%
12.5% (or higher)	150%
Growth in Tangible Book Value Performance Awards will settle in the form of common stock.

The Growth in Tangible Book Value percentages represent a substantial adjustment from the percentages used for 2014 awards. This adjustment was applied retroactively to the performance grants made for 2013 as the Committee refined its calculation of performance measures. Growth in Tangible Book Value Performance Awards will settle in the form of common stock.
2014 TSR PERFORMANCE AWARDS
16.7% of the aggregate dollar value of our NEOs’ annual equity awards granted for 2014 was in the form of restricted stock unit awards to be earned based on the Company’s relative Total Shareholder Return (“TSR”, which refers to share price performance and dividends, if any) for the 3-year performance period from January 2015 through December 2017 against the KRX (each, a TSR Performance Award). The KRX is used instead of our peer group to provide a broader indication of Valley's relative market performance and because similar size and geography are less relevant criteria for performance comparisons than compensation comparisons. Earned TSR Performance Awards vest at the end of the 3-year performance period and will be settled as soon as administratively feasible thereafter. The number of shares that may be earned may range from 0% to 150% of the target, depending on performance (with linear interpolation between performance levels) as follows:

TSR	Percentage of Target Shares Earned
Below 25th percentile of peer group	None
25th percentile of peer group (Base Threshold)	25%
50th percentile of peer group (Target)	100%
75th percentile of peer group (Upper Threshold)	150%
In the event that the Company has a negative TSR on an absolute basis at the end of the three-year performance period, then the maximum number of shares that could be earned, regardless of the Company’s TSR relative to its peer company group, would be 100% of target. TSR Performance Awards will settle in the form of common stock.
The table below shows the status of the performance based equity awards granted for 2013:

Name	Grant Date	Total Target Payout (# of Shares)	Perfor-mance Period	Earned Date	Actual Payout (# of Shares)
Gerald H. Lipkin	1/31/2014	18,901	3 years with annual payout limited to Target	1/30/2015	18,591
Alan D. Eskow	1/31/2014	7,561	3 years with annual payout limited to Target	1/30/2015	7,437
Peter Crocitto	1/31/2014	7,561	3 years with annual payout limited to Target	1/30/2015	7,437
Albert L. Engel	1/31/2014	3,780	3 years with annual payout limited to Target	1/30/2015	3,718
Robert M. Meyer	1/31/2014	3,780	3 years with annual payout limited to Target	1/30/2015	3,718

The Committee adjusted the Growth in Tangible Book Value calculation for the 2013 awards due to the acquisition of 1st United in November 2014. As adjusted, the Growth in Tangible Book Value was calculated to be 10.98%, or slightly below target. Additional restricted stock may vest in January 2016 and 2017.
PAY DETERMINATIONS
Summary
The Committee reduced Mr. Lipkin’s direct compensation (i.e., salary, equity awards and EIP cash awards) by $425,000, or approximately 13.2%, from last year. More specifically, the Committee made the following compensation determinations with respect to Mr. Lipkin:

•	Maintained his salary of $1,123,500 for the fourth consecutive year;

•	Decreased his total EIP equity awards to $1,125,000 for 2014 from $1,500,000 for 2013;

•	Increased to two-thirds (from one-half) the proportion of equity awards that are performance based;

•	Decreased his EIP cash award to $550,000 for 2014 from $600,000 for 2013.

The Committee and Mr. Lipkin believe that, as Chairman, President and CEO, Mr. Lipkin’s compensation, more than any other NEO, should reflect the relative performance of the Company rather than individual achievements. The Committee believes that the compensation determination that it made reflects the Company’s financial performance and its TSR.
With respect to our other NEOs, the Committee made the following determinations:

•	Maintained the salary of Messrs. Eskow and Crocitto for the fourth consecutive year;

•	Decreased the EIP cash award for Messrs. Eskow and Crocitto by $25,000 each;

•	Increased to two thirds (from one-half) the percentage of equity awards that are performance based;

•	Increased Messrs. Eskow and Crocitto’s equity awards by $75,000; and

•
Increased the salaries of Messrs. Meyer and Engel for 2015 by less than 5%, while keeping Mr. Engel’s equity awards the same as in the prior year and bringing Mr. Meyer’s equity awards equal to Mr. Engel, based upon departmental financial performance.

The Committee considered individual goals and achievements in deciding to increase compensation for those other than Mr. Lipkin. The increase in compensation was primarily the result of an increase in the equity awards, mitigated by the increase in the percentage of performance based awards.
Discussion
Salaries. For the fourth consecutive year, the Committee determined not to increase the base salaries for Messrs. Lipkin, Eskow and Crocitto. These NEOs will have the same base salary for five consecutive years. Mr. Meyer’s salary for 2015 was increased by $20,000, or 4.3%, and Mr. Engel’s salary increased by $18,000, or 4.1%. The Committee determined an increase in the base salaries of these NEOs was warranted given their individual departmental performance.
Cash EIP Awards.  Under the EIP, Valley may pay incentive compensation to its NEOs in an aggregate amount equal to 5% of its net income before taxes for the calendar year with the exact amounts to be determined by the Committee. In

March 2014, the Committee began the process of determining awards under the EIP by:

•	Identifying the NEOs as the EIP participants; and

•	Allocating a share of the EIP pool to each participant, as shown in the first column of the table "EIP Awards for 2014".

In January 2015, the Committee certified the amount of the 2014 pool as $7,361,700, which was 5% of 2014 net income before taxes. The Committee had established (i) cash award targets for our NEOs, expressed as percentages of their respective salaries, and (ii) a range from 0% to 200% of target for the actual cash award. Based on Valley’s 2014 financial results and the 2014 goals accomplished by each NEO, the Committee granted cash awards to the NEOs. The following table shows the target cash awards for each NEO shown both as the percentage of base salary and on a numerical basis and the actual cash awards.

Cash Award Targets and Actual Cash Awards

Named Executive Officer	2014 Base Salary	EIP Target Cash Award as % of 2015 Base Salary	EIP Target Cash Award	EIP Cash Award Range (0% -200% of Target)	Actual Cash EIP Awards for 2014
Gerald H. Lipkin	1,123,500	50%	561,750	$0 - $1,123,500	$550,000
Alan D. Eskow	545,750	35%	191,013	0 - 382,025	200,000
Peter Crocitto	545,750	35%	191,013	0 - 382,025	200,000
Albert L. Engel	440,000	25%	110,000	0 - 220,000	150,000
Robert M. Meyer	465,000	25%	116,250	0 - 232,500	150,000
The cash EIP award for Mr. Lipkin was lower than his target amount and lower than last year’s award by $50,000. The Committee believes that this award was appropriate given Valley’s TSR performance and its financial performance, each of these factors mitigated by the maintenance of its strong credit culture and quality, as well as expansion of the franchise into a strong growth area. The cash awards for Messrs. Eskow and Crocitto were above target, but represented an 11% decrease from 2013 cash awards. The cash awards for Messrs. Meyer and Engel were also above target and represented an increase of 20% for Mr. Meyer from last year. Mr. Engel's cash award was the same as last year. The increased cash award for Mr. Meyer was due to his individual department’s performance.
The table below shows the maximum EIP awards permitted for 2014 as well as the actual cash, target equity and total EIP award at maximum for performance shares made to each NEO for 2014 performance.
EIP Awards for 2014

Named Executive Officer	Allocation of EIP Pool	Maximum Permitted Aggregate EIP Award	Cash Award Paid	Target Equity Award Granted	Total Aggregate Maximum Award Granted
Gerald H. Lipkin	44%	$3,239,280	$550,000	$1,125,000	$2,050,000
Alan D. Eskow	17%	1,251,540	200,000	675,000	1,100,000
Peter Crocitto	17%	1,251,540	200,000	675,000	1,100,000
Albert L. Engel	11%	809,820	150,000	300,000	550,000
Robert M. Meyer	11%	809,820	150,000	300,000	550,000
		$7,362,000	$1,250,000	$3,075,000	$5,350,000
The aggregate maximum total EIP award (both cash and equity, assuming all performance shares are earned at maximum) to all NEOs was $5,350,000, or approximately 72.7% of the total maximum amount available for grant under the EIP. Mr. Lipkin received a total award of $2,050,000 (assuming all performance shares are earned at maximum), or approximately 63.3% of his maximum award under the EIP.

Equity EIP Awards. In January 2015, the Committee made equity-related awards to our NEOs from our long-term stock incentive plan for a portion of the awards under the EIP. These awards consisted of time-vested shares of restricted stock (one-third of the award), 75% of the performance based element are based upon Growth in Tangible Book Value, and the remaining 25% are relative TSR.

The following table shows the time based and target performance based stock awards issued to our NEOs in 2015 from our long-term stock incentive plan. The dollar value of such awards is calculated based on the fair market value of Valley’s common stock on the closing price of stock on the day prior to the award which was $9.15 per share.

2014 NEO Long-term Stock Incentive Plan Awards

Named Executive Officer	Restricted Stock (RSAs) and RSUs Awarded	Performance Based RSUs*	Time Based Restricted Shares	Value of RSU and RSA at $9.15 Per Share
Gerald H. Lipkin	122,951	81,967	40,984	$1,125,000
Alan D. Eskow	73,770	49,180	24,590	675,000
Peter Crocitto	73,770	49,180	24,590	675,000
Albert L. Engel	32,787	21,858	10,929	300,000
Robert M. Meyer	32,787	21,858	10,929	300,000
____________

*
Performance based restricted stock units ("RSUs") are listed at target amounts; if actual performance exceeds the target, the number of shares earned by each NEO will increase to a maximum of 50% above target.

Non-performance Based Awards
Until 2014, our NEOs participated in two pension plans, a tax-qualified plan and a non-tax qualified plan. The latter plan is a supplemental, non-tax qualified pension plan, known as the Benefit Equalization Plan. We provided these benefits in order to make available to the recipients an income stream that will assist in meeting post-retirement expenses. Each of these plans were “frozen” as of December 31, 2013 as described in more detail in “2014 Pension Benefits - Pension Plan” and “2014 Pension Benefits - Benefit Equalization Plan”.
We also provide perquisites to all senior officers.  We offer them the use of a company-owned automobile, and in limited instances, use of a driver, primarily for business use.  The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations.  NEOs may use the automobile for personal transportation.  Personal use of the automobile or driver, if not reimbursed by the NEO, results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service.
We also support and encourage our NEOs to hold a membership in a local country club for which we pay admission costs, dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows NEOs to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities for golf or food be paid directly by the NEO. Because the club memberships are used at our expense only for business entertainment, we do not include them as perquisites in our Summary Compensation Table.

We also provide change in control agreements to our NEOs, which provide for cash payments in order to incentivize their performance in the event of a prospective change of control of Valley. The terms of these agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.”

OTHER PROGRAM FEATURES
Hold Past Termination: If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying the equity awards must be held for a period of 18 months following the date of termination.
Clawback: Under our “clawback” policy, if an award granted under the EIP (cash or equity award) within three years after the grant date is found by our Committee to have been based on materially inaccurate information that resulted in a material restatement of our financial statements, or on misrepresentation by the award recipient, we have instituted a “clawback” policy that will allow recapture of the award.
No Hedging or Pledging: Valley adopted a policy prohibiting executive officers from entering into hedging and pledging transactions involving Valley’s common stock. The Board believes that such transactions, which have the effect of mitigating the risks and rewards of ownership, may result in the interests of the owners and Valley being misaligned.
Stock Ownership: To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock. The table below shows the minimum holdings. Each NEO owns a substantial number of shares in excess of the minimums.

NEO Minimum Stock Ownership Requirements

Title (Name)	Minimum Required Common Stock Ownership*
CEO (Mr. Lipkin)	200,000
Senior EVP (Messrs. Eskow and Crocitto)	50,000
EVP (Messrs. Engel and Meyer)	25,000
____________

*	Includes all shares each NEO is required under SEC rules to report as beneficially owned.

INCOME TAX CONSIDERATIONS
Our federal income tax deduction for non-performance based compensation paid to certain of our NEOs is limited by Section 162(m) of the Internal Revenue Code (IRC) to $1 million annually. Compensation paid to any of them exceeding $1 million is non-deductible for federal income tax purposes unless paid under a performance based plan pre-approved by our shareholders. At our annual shareholders meeting in 2010, the EIP was adopted, which allows the Committee to grant cash awards under the EIP which are intended to comply with the restrictions of Section 162(m). However, the Compensation Committee retains the authority to authorize payments that may not qualify under Section 162(m). While a small portion of Mr. Lipkin’s salary is not deductible, we believe that all 2014 EIP awards are deductible for federal income tax purposes.
COMPENSATION COMMITTEE REPORT AND CERTIFICATION
The Compensation and Human Resources Committee (the “Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Gerald Korde, Committee Chairman
Eric P. Edelstein, Vice Chairman
Andrew B. Abramson
Pamela R. Bronander
Michael L. LaRusso
Marc J. Lenner
Suresh L. Sani

COMPENSATION PLANS
The following table sets forth information as of December 31, 2014 with respect to equity compensation plans under which shares of our common stock may be issued.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of shares to be issued upon exercise of outstanding options*	Weighted- average exercise price on outs- tanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	1,828,591	$16.82	3,497,179
Equity compensation plans not approved by security holders	—	—	—
Total	1,828,591	$16.82	3,497,179
____________

*
Includes 207,506 stock options assumed by Valley under the State Bancorp, Inc. Stock Option Plan (2002), restated as the State Bancorp, Inc. 2006 Equity Compensation Plan, and the Employment Agreement between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien in connection with the Agreement and Plan of Merger, dated as of April 28, 2011, by and between Valley and State Bancorp, Inc.

SUMMARY COMPENSATION TABLE
The following table summarizes all compensation in 2014, 2013 and 2012 earned by our chief executive officer, chief financial officer and the three most highly paid executive officers (NEOs) for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compen-sation (2)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings (3)	All Other Compen-sation (4)	Total	Total Without Change in Pension Value *
Gerald H. Lipkin	2014	$1,123,500	$1,125,000	$550,000	$1,159,621	$153,129	$4,111,250	$2,951,629
Chairman of the Board,	2013	1,123,500	1,438,386	600,000	0	105,742	3,267,628	3,267,628
President and CEO	2012	1,123,500	1,000,000	562,000	201,536	68,648	2,955,684	2,754,148
Alan D. Eskow	2014	545,750	675,000	200,000	178,041	94,518	1,693,309	1,515,268
Director, Senior EVP,	2013	545,750	575,356	225,000	112,434	67,253	1,525,793	1,413,359
CFO and Corporate Secretary	2012	545,750	382,000	191,000	373,348	50,802	1,542,900	1,169,552
Peter Crocitto	2014	545,750	675,000	200,000	445,076	78,494	1,944,320	1,499,244
Director, Senior EVP	2013	545,750	575,356	225,000	123,724	51,221	1,521,051	1,397,327
and COO	2012	545,750	382,000	191,000	879,321	41,981	2,040,052	1,160,731
Albert L. Engel	2014	440,000	300,000	150,000	104,295	72,753	1,067,048	962,753
EVP	2013	440,000	287,678	150,000	81,840	51,846	1,011,364	929,524
	2012	440,000	250,000	125,000	249,947	35,377	1,100,324	850,377
Robert M. Meyer	2014	465,000	300,000	150,000	97,791	60,785	1,073,576	975,785
EVP	2013	465,000	287,678	125,000	22,929	44,003	944,610	921,681
	2012	465,000	200,000	100,000	152,391	39,457	956,848	804,457
___________

*
The amounts reported in this column differ, in certain cases substantially, from the amounts reported in the “Total” column required under SEC rules and should not be considered a substitute for the “Total” column of the Summary Compensation Table.

(1)
Stock awards reported in 2014 reflect the grant date fair value of the restricted stock and restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation ("ASC Topic 718") granted by the Compensation Committee based on 2014 results under the EIP, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan, which consists of both time based and performance based awards. The grant date fair value of time based restricted stock awards reported in this column for each of our NEOs was as follows: Mr. Lipkin, $375,000; Mr. Eskow, $225,000; Mr. Crocitto, $225,000; Mr. Engel, $100,000; Mr. Meyer, $100,000. Restrictions on time based restricted stock awards lapse at the rate of 33% per year. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest when the Compensation Committee certifies the payout level as a result of such performance achievement following the three-year performance period. The value of the performance based restricted stock unit awards reported in this column based on probable outcome of performance goal achievement (target) for each NEO and the value of these awards on the grant date assuming maximum achievement of performance goals for each NEO are as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Gerald H. Lipkin	$750,000	$1,125,000
Alan D. Eskow	450,000	675,000
Peter Crocitto	450,000	675,000
Albert L. Engel	200,000	300,000
Robert M. Meyer	200,000	300,000

(2)
Non-Equity awards earned for the year ended 2014 were, or will be distributed as follows: 50% of the non-equity award in February 2015 and the remaining balance will be paid in eight equal quarterly installments, beginning April 2015 to January 2017. Non-Equity awards earned for the year ended 2013 were, or will be distributed as follows: 50% of the non-equity award in February 2014 and the remaining balance will be paid in eight equal quarterly installments, beginning April 2014 to January 2016. Non-Equity awards earned for the year ended 2012 were distributed as follows: 50% of the non-equity award in February 2013 and the remaining balance paid in eight equal quarterly installments, beginning April 2013 to January 2015.

(3)
Represents the change in the present value of pension benefits from year to year, taking into account the age of each NEO, a present value factor, and interest discount factor and their remaining time until retirement. The increase in value under the Pension Plan and BEP is attributable to the following sources:  1) the decrease in discount rate from 4.885% to 4.015%, 2) the update in mortality table basis, and 3) actuarial experience. Of the $1.2 million of Mr. Lipkin's change in present value, approximately $515 thousand (45%) of the increase resulted from the decrease in discount rate,  $362 thousand (31%) is due to the change in the mortality table, and $283 thousand (24%) is due to actuarial experience. These changes in the present value of pension benefits represent actuarial valuations and do not change the annual pension payments to be received by Mr. Lipkin or the other NEOs.

(4)
All other compensation includes perquisites and other personal benefits paid in 2014 including automobile and driver (if applicable), accrued dividends on nonvested restricted stock, 401(k) contribution payments by Valley and group term life insurance (see table below).

All Other Compensation 2014

Name	Auto (1)	Accrued Dividends & Interest Earned on Nonvested Stock Awards (2)	401(k) (3)	GTL (4)	Total
Gerald H. Lipkin	$11,825	$125,704	$15,600	$0	$153,129
Alan D. Eskow	14,823	49,616	15,600	14,479	94,518
Peter Crocitto	8,375	49,616	15,600	4,903	78,494
Albert L. Engel	17,862	26,641	15,600	12,650	72,753
Robert M. Meyer	6,632	25,141	15,600	13,412	60,785
____________

(1)	Auto represents the portion of personal use of a company-owned vehicle by the NEO and driving services (if applicable), during 2014.

(2)	Accrued dividends and interest on non-vested restricted stock awards until such time as the vesting takes place.

(3)	The Company provides up to a 2% match under the defined contribution 401(k) Plan to all full time employees in the plan including our NEOs.

(4)	GTL or Group Term Life Insurance represents the taxable amount for over $50,000 of life insurance for benefits equal to two times salary.
This benefit is provided to all full time employees. Mr. Lipkin has a $50,000 life insurance with the Company and is not subject to a taxable amount.

2014 GRANTS OF PLAN-BASED AWARDS
The following table represents the grants of awards to the NEO in 2015 for 2014 performance under the Executive Incentive Plan and Long-Term Stock Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock(1)	Grant Date Fair Value of Stock Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Gerald H. Lipkin	1/30/2015	$—	$550,000	$1,123,500	40,984	81,967	122,951		$1,125,000
	1/30/2015							40,984	375,000
Alan D. Eskow	1/30/2015	—	200,000	382,025	24,590	49,180	73,770		675,000
	1/30/2015							24,590	225,000
Peter Crocitto	1/30/2015	—	200,000	382,025	24,590	49,180	73,770		675,000
	1/30/2015							24,590	225,000
Albert L. Engel	1/30/2015	—	150,000	220,000	10,929	21,858	32,787		300,000
	1/30/2015							10,929	100,000
Robert M. Meyer	1/30/2015	—	150,000	232,500	10,929	21,858	32,787		300,000
	1/30/2015							10,929	100,000
____________

(1)
As discussed in the Compensation Discussion and Analysis under the heading “EIP Awards”, on January 30, 2015 and in accordance with our EIP, the Compensation Committee established a bonus pool equal to 5% of our net income before income taxes during fiscal year 2014 and assigned a percentage share of the 2014 EIP bonus pool to each of our NEOs. The EIP permits the Compensation Committee to determine to pay earned awards, in whole or in part, in the form of cash or equity awards granted under the Long-Term Stock Incentive Plan. For 2014, the Compensation Committee determined that any cash awards that may be earned under the 2014 EIP bonus pool would be limited to a pre-established range set as a percentage of the particular NEO’s base salary. Each NEO could earn between 0% to 200% of his target cash award as reported under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” above. See table (“Cash Award Targets and Actual Cash Awards”) above in the Compensation Discussion and Analysis for information regarding each NEO’s share of the 2014 EIP bonus pool and the salary amount used to determine the range of his potential cash awards under the 2014 EIP bonus pool. After certifying the results under the 2014 EIP bonus pool, the Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2014. As discussed in the Compensation Discussion and Analysis under Long-Term Stock Incentive Plan Awards, the Compensation Committee also determined to grant each NEO an award of restricted stock and restricted stock units out of the balance of each NEO’s portion of the 2014 EIP bonus pool that remained available for grant following the cash awards. Two-thirds of the awards granted to NEOs were made in the form of performance based restricted stock unit at target (reported above under “Estimated Possible Payouts Under Equity Incentive Plan Awards”) and the remaining one-third was made in the form of time based restricted stock (reported above under “All Other Stock Awards: Number of Shares of Stock”). The threshold amount reported above for the performance based restricted stock unit awards represents the number of shares that would be earned based on threshold achievement of both the growth in tangible book value and total shareholder return performance metrics measured over the cumulative three-year performance period. See “Our Compensation Elements – EIP Awards from the Long-Term Stock Incentive Plan (LTSIP)” in our Compensation Discussion and Analysis for information regarding the terms of our performance based restricted stock unit awards.

(2)	See grant date fair value details under footnote (1) of the Summary Compensation Table above.

Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest when the Compensation Committee certifies the payout level as a result of such performance achievement. Restrictions on time based restricted stock awards lapse at the rate of 33% per year.
Dividends are credited on restricted stock and restricted stock units at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based and performance based restrictions as the underlying restricted stock and units. These awards are made pursuant to the Valley National Bancorp 2009 Long-Term Stock Incentive Plan. Upon a “change in control,” as defined in that plan, all restrictions on shares of time based restricted stock will lapse and all restrictions on shares of performance based restricted stock units at target will lapse. See the discussion of the Long-Term Stock Incentive Plan Awards under “Compensation Details” and “Performance based Compensation Elements” in the Compensation Discussion & Analysis above.
The per share grant date fair values under ASC Topic 718 of each share of time based and performance based restricted stock units (with no market condition vesting requirement) awarded on January 30, 2015 was $9.15. Performance based restricted stock units with market condition vesting requirements (i.e., total shareholder return) awarded on January 30, 2015 had a $8.45 per share grant date fair value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table represents stock option, restricted stock and restricted stock unit awards outstanding for each NEO as of December 31, 2014. All awards have been adjusted for stock dividends and stock splits, as applicable.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested (3)
Gerald H. Lipkin	1/30/2015					40,984	$397,955	81,967	$795,900
	1/31/2014					50,403	489,413	57,014	553,606
	1/31/2013					34,083	330,946
	11/15/2010	44,015	0	$11.91	11/15/2020
	2/12/2008	44,671	0	14.65	2/12/2018
	2/13/2007	46,904	0	19.36	2/13/2017
	2/15/2006	35,178	0	17.23	2/15/2016
	2/8/2005	29,551	0	18.13	2/8/2015
Total awards (#)		200,319	0			125,470	$1,218,314	138,981	$1,349,506
Market value of in-the-money options ($) (3)		0	0
Alan D. Eskow	1/30/2015					24,590	$238,769	49,180	$477,538
	1/31/2014					20,161	195,763	22,805	221,437
	1/31/2013					13,020	126,424
	11/15/2010	21,170	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,401	0	17.54	11/14/2015
Total awards (#)		84,742	0			57,771	$560,956	71,985	$698,975
Market value of in-the-money options ($) (3)		0	0
Peter Crocitto	1/30/2015					24,590	$238,769	49,180	$477,538
	1/31/2014					20,161	195,763	22,805	221,437
	1/31/2013					13,020	126,424
	11/15/2010	21,170	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,401	0	17.54	11/14/2015
Total awards (#)		84,742	0			57,771	$560,956	71,985	$698,975
Market value of in-the-money options ($) (3)		0	0
Albert L. Engel	1/30/2015					10,929	$106,121	21,858	$212,241
	1/31/2014					10,081	97,887	11,403	110,723
	1/31/2013					8,521	82,739
	11/15/2010	12,471	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,404	0	17.54	11/14/2015
Total awards (#)		76,046	0			29,531	$286,747	33,261	$322,964
Market value of in-the-money options ($) (3)		0	0
Robert M. Meyer	1/30/2015					10,929	$106,121	21,858	$212,241
	1/31/2014					10,081	97,887	11,403	110,723
	1/31/2013					6,817	66,193
	11/15/2010	13,204	0	$11.91	11/15/2020
	2/12/2008	21,059	0	14.65	2/12/2018
	11/13/2006	22,112	0	19.19	11/13/2016
	11/14/2005	20,401	0	17.54	11/14/2015
Total awards (#)		76,776	0			27,827	$270,201	33,261	$322,964
Market value of in-the-money options ($)(3)		0	0

____________

(1)
All stock option awards are currently exercisable, however, exercise prices are higher than Valley's market price at December 31, 2014 of $9.71. These awards were made pursuant to the Valley National Bancorp Long-Term Stock Incentive Plans; and will accelerate in the event of retirement (as defined), death or a change in control, as defined under the Plans.

(2)
Restrictions on time based restricted stock awards (reported above under “Number of Shares or Units of Stock That Have Not Vested”) lapse at the rate of 33% per year commencing with the first anniversary of the date of grant.

Restrictions on performance based restricted stock and performance based restricted stock unit awards (reported above under “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested”) lapse based on achievement of the performance goals set forth in the award agreement. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based or performance based restrictions as the underlying restricted stock or restricted stock unit. The 2015 awards represent the restricted stock units granted out of the 2014 EIP bonus pool.

For the 1/31/2014 award, the amount in the "Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested" column represents the number of shares that may be earned based on maximum performance achievement over the cumulative three-year performance period with respect to both the growth in tangible book value and total shareholder return performance metrics less the shares that vested in January 2015 based on growth in tangible book value performance achievement in fiscal year 2014 as certified by the Compensation Committee. As a result of this vesting, the following shares were paid out to each NEO in January 2015: Mr. Lipkin, 18,591, Mr. Eskow, 7,437, Mr. Crocitto, 7,437, Mr. Engel, 3,718, Mr. Meyer, 3,718.  As discussed in the Compensation Discussion and Analysis, this potential for early payout of a portion of the shares under the 2014 performance share awards was intended to account for the transition from time-based restricted stock awards, which vested annually in increments, to performance-based awards which vest, if at all, following the three-year performance period. For the 1/30/2015 award, the amount in this column represents the number of shares that may be earned based on maximum performance achievement over the cumulative three-year performance period with respect to both the growth in tangible book value and total shareholder return performance metrics.

(3)	At per share closing market price of $9.71 as of December 31, 2014.
2014 OPTION EXERCISES AND STOCK VESTED
The following table shows the restricted stock that vested by NEOs in 2014 and the value realized upon vesting.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(*)
Gerald H. Lipkin	62,493	$609,987
Alan D. Eskow	24,099	235,184
Peter Crocitto	24,099	235,184
Albert L. Engel	14,203	138,905
Robert M. Meyer	12,499	122,001
____________

*
The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of vested shares of restricted stock that vested by fair market value of the underlying shares on the vesting date.

2014 PENSION BENEFITS
PENSION PLAN
Valley maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan was (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary (excluding non-equity compensation, overtime pay and other special pay), i.e., the amount listed as “Salary” in the Summary Compensation Table, subject to each year’s annual compensation limit. As a result of amendments to the pension plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on the compensation and service up to December 31, 2013. Plan benefits will not increase for any pay or service earned after such date.

BENEFIT EQUALIZATION PLAN
Effective January 1, 1989, Valley adopted a Benefit Equalization Plan ("BEP") which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits were determined as follows: (i) the benefit calculated under Valley pension plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (ii) the individual’s pension plan benefit. In general, officers of Valley who are members of the pension plan and who receive annual compensation in excess of the compensation limits under the qualified plan are eligible to participate in the BEP. Effective January 1, 1989, Mr. Lipkin became a participant in the BEP; effective January 1, 1996, Mr. Crocitto became a participant in the BEP; effective January 1, 2001, Mr. Eskow and Mr. Meyer became participants in the BEP. Effective December 13, 2004, Mr. Engel became a participant in the BEP. Four other non-NEO senior executive officers presently participate in the BEP. As a result of amendments to the BEP adopted in 2013, participants will not accrue further benefits and their benefits will be determined based on the compensation for services and years of service up to December 31, 2013. Benefits under the BEP will not increase for any pay or service earned after such date except participants may be granted three additional years of service if employment is terminated in the event of a change in control. The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.

Name	Plan Name	# of Years Credited Service	Present Value of Accu-mulated Benefits ($)
Gerald H. Lipkin	VNB Pension Plan	35	$1,466,158
	VNB BEP	37	7,009,506
Alan D. Eskow	VNB Pension Plan	22	760,914
	VNB BEP	22	1,592,405
Peter Crocitto	VNB Pension Plan	32	1,336,073
	VNB BEP	37	3,582,683
Albert L. Engel	VNB Pension Plan	16	556,179
	VNB BEP	16	814,435
Robert M. Meyer	VNB Pension Plan	16	511,065
	VNB BEP	18	940,090
Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2015 based upon the accrued benefits under each plan as of December 31, 2014 and valued in accordance with the following principal actuarial assumptions: (i) post-retirement mortality in accordance with the RP-2000 combined mortality table projected on a generational basis with Scale BB, (ii) interest at an annual effective rate of 4.015% compounded annually, (iii) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2015) at which unreduced benefits would be payable assuming continuation of employment and (iv) payment in the form of a single life annuity (except for Mr. Lipkin whose benefits are payable in the form of a joint and two-thirds survivor annuity).

GERALD H. LIPKIN
Pursuant to an agreement dated August 15, 2006, a minimum retirement benefit of $600,000 per year will be provided to Mr. Lipkin, so long as he survives, in the form of a joint and two-thirds survivor annuity which would pay his wife $400,000 per year in the event of Mr. Lipkin’s death; the agreement was amended, in February 2011, to provide that, should Mr. Lipkin not survive past the 10 years after retirement and should his spouse survive him, she will be entitled to receive thereafter, so long as she survives, a minimum pension of $600,000 per year through the tenth anniversary of his retirement (Minimum Annual 10 Year Spousal Survivor Benefit) and a minimum pension of $400,000 per year thereafter (Minimum Annual Post 10 Year Spousal Survivor Benefit); and, if neither Mr. Lipkin nor his spouse survives until the 10 year anniversary of his retirement, the estate of the last-surviving one of them shall be entitled to receive a lump-sum payment equal to a minimum of $600,000 multiplied by the number of years (including fractional years) from the last survivor’s death to and including the 10 year anniversary of Mr. Lipkin’s retirement (Minimum 10 Year Estate Benefit). In case of the simultaneous death of Mr. Lipkin and his wife, the provision of his will relative to that contingency shall determine which spouse is deemed to survive the other. The agreement was further amended in November 2013, to provide that, should Mr. Lipkin’s combined benefit payable from the Pension Plan and the BEP exceeds $600,000 per year, the Minimum Annual 10 Year Spousal Survivor Benefit and the Minimum 10 Year Estate Benefit will be increased to equal the benefit payable under the Pension Plan and BEP formula. The Minimum Annual Post 10 Year Survival Benefit will be increased to equal two-thirds of the amount payable under the Pension Plan and BEP formula. The agreement was further amended in November 2013 to (i) specify that if his actual benefits exceeded the guaranteed amounts, he, his spouse and his estate would be paid the higher amounts, (ii) provide special actuarial calculations in accordance with the BEP because Mr. Lipkin did not commence his Valley pension benefits at age 70 1/2; and (iii) include New York State as a restricted territory in the non-competition agreement.
The agreement was amended in February 2013 to specify the manner in which Mr. Lipkin’s guaranteed annuity payments specified above are to be actuarially converted into a lump sum in the event of a change in control. Mr. Lipkin elected to take his BEP benefits as a lump sum in the event of a change in control and is the only NEO to have made that election. Under the BEP, the lump sum is to be calculated using the lesser of 6% or the applicable interest rate under the Pension Plan. Under the amendment the actuarial assumptions used to convert the guaranteed annuity benefit specified above are more fully defined and instead of the BEP assumption on interest rates the amendment uses the lesser of 6% or the Pension Benefit Guaranty Corporation immediate interest rate used to determine lump sum payments for the calendar month immediately preceding the month the lump sum payments is made. Assuming the current interest rate environment, the amendment increased the lump sum benefit payable upon a change in control from what it would have been using the BEP formula.
Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.
The present value of accumulated benefits shown above for Mr. Lipkin, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $120,050 and $545,599, respectively, payable as joint and 66-2/3% survivor annuities and assuming immediate commencement of payments due to Mr. Lipkin’s attainment of normal retirement age.

ALAN D. ESKOW
The present value of accumulated benefits shown above for Mr. Eskow, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $58,890 and $123,243; respectively, payable as single life annuities and assuming immediate commencement of payments due to Mr. Eskow’s attainment of normal retirement age.

PETER CROCITTO
The present value of accumulated benefits shown above for Mr. Crocitto is based upon annual annuity amounts from the Pension Plan and BEP of $83,581 and $224,124, respectively, payable as single life annuities. Mr. Crocitto is currently eligible for early retirement with unreduced benefits.

ALBERT L. ENGEL
The present value of accumulated benefits shown above for Mr. Engel, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $42,829 and $62,717, respectively, payable as single life annuities and assuming immediate commencement of payments due to Mr. Engel’s attainment of normal retirement age.

ROBERT M. MEYER
The present value of accumulated benefits shown above for Mr. Meyer, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $43,085 and $79,253, respectively, payable as single life annuities and assuming immediate commencement of payments due to Mr. Meyer’s attainment of normal retirement age.

EARLY RETIREMENT BENEFITS
A NEO’s accrued benefits under the Bank’s Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of credited service at the benefit commencement date equals or exceeds 80. The only NEO who is currently eligible for unreduced early retirement is Mr. Crocitto.

LATE RETIREMENT BENEFITS
Effective December 31, 2013, the BEP was amended to specify the manner in which actuarial increases would be applied to benefits for executives postponing retirement beyond the April 1st of the year in which he reaches age 70 1/2. The only NEO who has currently postponed retirement beyond the April 1st of the year in which he reached age 70 1/2 is Mr. Lipkin.

2014 SAVINGS AND INVESTMENT PLAN CHANGES
Effective January 1, 2014, Valley increased benefits under the Bank’s 401(k) plan in an effort to offset a portion of the employee benefits no longer accruing under the qualified pension plan after December 31, 2013. At such date, Valley’s contributions increased to a dollar-for dollar matching contribution of up to six percent of compensation contributed by an employee each pay period, with an annual limit of $15,600.
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
Valley and the Bank entered into amended severance agreements and change in control agreements, each dated as of January 22, 2008, with the NEOs. The following discussion describes the agreements in place as of December 31, 2014, which form the basis of the tabular presentation that follows.

SEVERANCE AGREEMENT PROVISIONS
In the event of termination of employment without cause, the severance agreements with the NEOs provide for a lump sum payment equal to twelve months of base salary as in effect on the date of termination, plus a fraction of the NEO’s most recent annual Executive Incentive Plan award. That fraction is equal to (a) the number of months which have elapsed in the current calendar year divided by (b) 12. For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, and a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness, except in the case of Mr. Lipkin, whose severance agreement defines “cause” as gross misconduct in connection with our business or otherwise. None of the NEOs would receive severance (the salary component or the non-equity incentive award component) as a result of his death, retirement, resignation or termination of employment with cause, except in the case of Mr. Lipkin, as discussed under “2014 Pension Benefits” above. No lump sum severance payment is made under the severance agreements if the NEO receives severance under a change in control agreement (described below).
Mr. Lipkin’s severance agreement contains the provision, discussed under “Pension Benefits” above, for a minimum retirement annuity benefit under our tax qualified pension plan and the BEP and a formula to calculate the actuarially equivalent lump sum payment which Mr. Lipkin elected to receive under the BEP following a change in control.
Also, under the severance agreements with the NEOs, we provide the NEOs with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits they were receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. Except in the case of Mr. Lipkin, this cash payment is due upon the termination of the NEO (i) by the Bank other than for cause, or (ii) upon his death or disability, for Mr. Lipkin, the cash payment in place of benefits is due upon his termination of employment for any reason. Under the severance agreements with the NEOs, we also provide the NEOs with a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.
Each NEO is required to keep confidential all confidential information that he obtained in the course of his employment with us. Each NEO is also restricted from competing with us during the term of his employment with us and for one year after termination of his employment with us, except in the case of Mr. Lipkin, who is restricted from competing with us during the term of his employment with us and for two years after termination of his employment with us.

CHANGE IN CONTROL ("CIC") AGREEMENT PROVISIONS
If a NEO is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (i) the third anniversary of the CIC or (ii) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the change in control. The NEOs would also receive medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.”
Payments under the CIC Agreements are triggered by a “change in control” followed by another triggering event. The events defined in the agreements as changes of control are:

•
Outsider stock accumulation. We learn, or one of our subsidiaries learns, that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

•
Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

•
Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

•
Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

•	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

•	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

•
Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in board membership occurring within any period of two consecutive years that result in 40% or more of our board members not being “continuing directors.” A “continuing director” is a board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

The second triggering event is the NEO leaving our employment under the following two conditions: First, the NEO must have left before the end of the “contract period” which, under the CIC Agreement, begins the day before the change in control and continues through the third anniversary of the change in control. Second, the NEO must have left either because we (or any successor) terminated him without “cause,” or he voluntarily quit for “good reason.”
“Cause” for termination of an NEO’s employment under the CIC Agreements means his failure to perform employment duties, misconduct in office, a criminal conviction, drug or alcohol abuse or excessive absence. “Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

•	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change in control;

•	We demote the NEO or reduce his authority;

•	We reduce the NEO’s annual base compensation;

•
We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change in control, or we terminate any employee benefit plan in which the NEO participated before the change in control without providing another plan that confers benefits similar to the terminated plan;

•	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location;

•	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

•	We terminate the NEO’s employment before the end of the “contract period,” without complying with all the provisions in the NEO’s CIC Agreement.

PARACHUTE PAYMENT REIMBURSEMENT

Each NEO is entitled to receive a tax “gross-up” payment in the event that payments to such executive following a change of control of Valley exceed the limit provided under Section 280G of the Internal Revenue Code.  Since the execution of these change of control agreements, Valley adopted a policy prohibiting tax “gross-up” payments.  The tax “gross-up” payment provisions for the NEOs were in effect prior to adoption of such policy and thus remain in effect.

PENSION PLAN PAYMENTS
The present value of the benefits to be paid to each NEO following termination of employment over his estimated lifetime is set forth in the table below. All NEOs receive three years additional service under the BEP upon termination as a result of a change in control due to dismissal without cause or resignation for good reason. Present values of the BEP and pension plan were determined as of January 1, 2015 based on post-retirement mortality in accordance with the RP-2000 combined mortality table projected on a generational basis with Scale BB, and interest at an annual effective rate of 4.015% compounded annually for the pension plan and 3.29% compounded annually for the BEP.
EQUITY AWARD ACCELERATION
In the event of a change in control or termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse (for performance based restricted stock, all restrictions will lapse with respect to the target amount of shares). In the case of retirement, all restrictions will lapse on outstanding time based restricted stock awards, and performance based restricted stock awards will remain outstanding and vest in accordance with the original vesting schedule based on actual performance. For awards made under the 2009 LTSIP, a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months or in some cases 24 months. Upon termination of employment for any other reason (other than termination due to disability which may be treated differently), NEOs will forfeit all shares whose restrictions have not lapsed.

SEVERANCE BENEFITS TABLE
The table set forth below illustrates the severance amounts and benefits that would be paid to each of the NEOs, if he had terminated employment with the Bank on December 31, 2014, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) retirement or resignation; (iii) dismissal without cause; and (iv) dismissal without cause or resignation for good reason following a change in control of Valley on December 31, 2013. Upon dismissal for cause, the NEOs would receive only their salary through the date of termination and their vested BEP and pension benefits. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock, price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Retirement or Resignation	Dismissal Without Cause	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Mr. Lipkin
Amounts payable in full on indicated date of termination:
Severance – Salary component (1)	$1,123,500	$0	$1,123,500	$3,370,500
Severance – Non-equity incentive (1)	0	0	0	1,800,000
Restricted stock awards (2)	1,671,858	1,671,858	0	1,671,858
Performance Restricted stock/unit awards (3)	734,125	734,125	0	734,125
Stock options	0	0	0	0
Welfare benefits continuation	38,190	38,190	38,190	35,139
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	3,877,886
Sub Total	3,567,673	2,444,173	1,161,690	11,489,508
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	7,447,183	7,447,183	7,447,183	8,839,217
Pension plan	1,558,670	1,558,670	1,558,670	1,558,670
Total	$12,573,526	$11,450,026	$10,167,543	$21,887,395
Mr. Eskow
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$545,750	$1,637,250
Severance – Non-equity incentive	0	0	0	675,000
Restricted stock awards (2)	654,075	654,075	0	654,075
Performance Restricted stock/unit awards (3)	293,650	293,650	0	293,650
Stock options	0	0	0	0
Welfare benefits continuation	27,703	0	27,703	27,703
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	1,524,305
Sub Total	975,428	947,725	573,453	4,811,983
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	1,703,503	1,703,503	1,703,503	2,046,799
Pension plan	814,002	814,002	814,002	814,002
Total	$3,492,933	$3,465,230	$3,090,958	$7,672,784
Mr. Crocitto
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$545,750	$1,637,250
Severance – Non-equity incentive	0	0	0	675,000
Restricted stock awards (2)	654,075	654,075	0	654,075
Performance Restricted stock/unit awards (3)	293,650	293,650	0	293,650
Stock options	0	0	0	0
Welfare benefits continuation	65,546	0	65,546	65,546
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	1,625,916
Sub Total	1,013,271	947,725	611,296	4,951,437
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	3,903,719	3,903,719	3,903,719	4,338,274
Pension plan	1,455,795	1,455,795	1,455,795	1,455,795
Total	$6,372,785	$6,307,239	$5,970,810	$10,745,506

Executive Benefits and Payments Upon Termination	Death	Retirement or Resignation	Dismissal Without Cause	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Mr. Engel
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$440,000	$1,320,000
Severance – Non-equity incentive	0	0	0	450,000
Restricted stock awards (2)	367,465	367,465	0	367,465
Performance Restricted stock/unit awards (3)	146,825	146,825	0	146,825
Stock options	0	0	0	0
Welfare benefits continuation	42,796	0	42,796	42,796
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	1,132,446
Sub Total	557,086	514,290	482,796	3,459,532
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	871,563	871,563	871,563	1,146,580
Pension plan	595,193	595,193	595,193	595,193
Total	$2,023,842	$1,981,046	$1,949,552	$5,201,305
Mr. Meyer
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$465,000	$1,395,000
Severance – Non-equity incentive	0	0	0	450,000
Restricted stock awards (2)	334,374	334,374	0	334,374
Performance Restricted stock/unit awards (3)	146,825	146,825	0	146,825
Stock options	0	0	0	0
Welfare benefits continuation	8,579	0	8,579	8,579
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	1,128,893
Sub Total	489,778	481,199	473,579	3,463,671
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	999,894	999,894	999,894	1,257,140
Pension plan	543,577	543,577	543,577	543,577
Total	$2,033,249	$2,024,670	$2,017,050	$5,264,388
____________

N/A	– Not applicable (a parachute penalty tax gross up is payable only upon a CIC).

(1)	Upon death, 12 months salary, offset by qualified and non-qualified retirement benefits payable in 12 months following death.
(2)
Amounts shown as restricted stock awards are fully vested under the retirement eligibility provisions of the 2009 Long-Term Stock Incentive Plan, and accelerated vesting would not be triggered by a CIC. These amounts are being shown because the hypothetical CIC scenario required under SEC regulations would trigger the termination resulting in the executive being able to monetize the values.

(3)
Upon retirement, performance restricted stock and restricted stock unit award are not accelerated. Instead, these awards remain outstanding and will vest according to vesting schedule set forth in the award agreement based on actual performance during the performance period. Any shares earned will be paid out at the same time that the awards are paid out generally. Target amount is shown in table.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
The members of the Compensation and Human Resources Committee are Gerald Korde, Andrew B. Abramson, Pamela Bronander, Eric P. Edelstein, Michael L. LaRusso, Marc J. Lenner, and Suresh L. Sani. All of the members of the Compensation and Human Resources Committee, or their affiliates, have engaged in loan transactions with the Bank, as discussed below, in “Certain Transactions with Management”. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of our Compensation and Human Resources Committee.

CERTAIN TRANSACTIONS WITH MANAGEMENT
POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PERSON TRANSACTIONS. Our related person transaction practices and policies between Valley or any of its subsidiaries and an executive officer, director or an immediate family member are currently governed by the company’s Code of Conduct and Ethics ("Code of Conduct"). The Code of Conduct is available under our website and can be viewed at www.valleynationalbank.com/charters. In the ordinary course of business, directors (or their immediate family members or a business in which the director or his or her immediate family member is a partner, director, shareholder or executive officer) may provide services to Valley or to customers of the Bank. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions.
Once we become aware of a proposed or a recurring transaction with a related party, it is referred to the CEO or CFO for consideration to determine whether the related party transaction should be allowed; whether it poses a conflict of interest; or whether it should be terminated or modified. A transaction shall be consummated or shall continue only if the Audit Committee approves, or ratifies after the fact, the transaction in accordance with the guidelines set forth under the policy and if the transaction is on substantially the same terms to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction is approved by the disinterested members of the Board of Directors; or, a transaction involving compensation, is approved by Valley’s Compensation and Human Resources Committee. Any material related person transaction will be disclosed to the full Board of Directors.
TRANSACTIONS. The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral, as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.
During 2014, Valley and its customers made payments to entities with which at least one director is affiliated; except as indicated, the payments were less than 5% of the entity’s gross revenue. Each of the following payments were approved by the Audit Committee and the Board during 2014, as required under our Code of Conduct.

•	During 2014, Valley and its borrowers made payments totaling $281,022 (more than 5% of the entity’s gross revenue) for legal services to a law firm in which director Graham O. Jones is the sole equity partner.
The $281,000 total represented approximately 25% of gross income of Jones & Jones in 2014. Of the fees paid by Valley and its borrowers to Jones & Jones, $171,000 thousand are for loan review services and $110,000 thousand are for collection proceeding services. There is no similarity between the legal services of Jones & Jones provided to Valley or its borrowers and the services provided by Graham O. Jones to Valley as director.
With respect to the computation of the legal fees, those fees are substantially the same as those prevailing for other professionals with the same level of experience. With respect to loan closings, Valley sets the fees to be paid by a borrower when Jones & Jones acts as its review counsel in commercial real estate loan transactions which fees are subject to the approval of the borrower. In collection actions, this fee must be reasonable. Valley currently maintains and utilizes 110 legal firms for loan proceeding and loan collection efforts and Jones and Jones’ fees are comparable.

•
During 2014, Valley made payments totaling $990,000 (more than 5% of the entity’s gross revenue) for fees pursuant to a long-standing consulting agreement with MG Advisors, Inc. MG Advisors is 100% owned by Michael Guilfoile, the spouse of Mary Guilfoile.

In 2014, the $990,000 payment represented approximately 53% of MG Advisors, Inc.’s gross revenues. This income from MG Advisors is not material to the overall financial position of Mr. Guilfoile or Ms. Guilfoile.
These fees paid are considered comparable, and probably lower than other professional fees which are available to Valley. Mr. Guilfoile’s 37 years of consulting and investment banking experience in the financial services sector and his knowledge of Valley through his over 28 year association with the Company is the basis for the Board’s belief that it would be difficult to obtain as high a level of expertise as Mr. Guilfoile relative to the fees charged by his firm.

The fees paid by Valley to MG Advisors are comprised of two separate services provided to Valley. First, an advisory fee in the amount of $900,000 was paid for advisory services in Valley’s acquisition of 1st United Bancorp, Inc. during the fourth quarter of 2014.
Second, the fees are paid for the monthly service retainer of MG Advisors’ President, Michael Guilfoile, who is available to all senior management and the board of directors on consulting or advisory matters to the Bank for strategic advisory matters, merger and acquisition prospective items, and other financial transactions related to the Bank’s activities. Mary Guilfoile, the spouse of Mr. Guilfoile, does not provide any advice to Valley through MG Advisors. Michael Guilfoile has been an advisor to Valley since 1984 and MG Advisors commenced its relationship with Valley in 1993, its year of origin. Ms Guilfoile joined the Valley Board in 2003 after serving in various full time positions in the financial services industry, most recently as Treasurer of JP Morgan Chase. There is no similarity between the advisory services of MG Advisors provided to Valley and the services provided by Ms. Guilfoile to Valley as director. Mr. Guilfoile does not discuss or separately share his advice concerning Valley with his spouse in any context except Valley Board meetings.

•
In 2001, Valley National Bank purchased $150 million of bank-owned life insurance (BOLI) from a nationally known life insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The amount of the premiums and the terms of the policies are substantially the same as those prevailing for comparable policies with insurance companies and brokers not related to Valley. During 2007, the Bank purchased $75 million of additional BOLI from the same life insurance company. This purchase was also completed after a competitive selection process with other vendors. The son-in-law of Mr. Lipkin is a licensed insurance broker who introduced us to the program offered by this nationally recognized life insurance company. Mr. Lipkin’s son-in-law was introduced to an insurance broker for the life insurance company sometime in 2000 or 2001 by a mutual friend. The son-in-law introduced the broker to Valley National Bank and provided assistance during the BOLI proposal and selection process. Additionally, as is customary among brokers who introduce a client to another broker, Mr. Lipkin’s son-in-law would receive future commissions (with a percentage dollar amount and time period for payment which are each typical for such referral services) for the life of the policy if the life insurance company was chosen.

Mr. Lipkin was not involved with the selection and the decision-making process for the BOLI purchased by Valley. The commission payments were approved by the Audit Committee of the Board each applicable calendar year.
In 2014, Mr. Lipkin’s son-in-law received $37,000 in insurance commissions relating to the Bank’s BOLI purchases, pursuant to an arrangement he entered into with the insurance broker associated with the insurance company. The aggregate amount of commissions paid to date (from 2001 to 2014) to the son-in-law totaled approximately $722,000 and the anticipated aggregate amount of commissions he will receive over the next 15 years is approximately $300,000 (the compensation was structured as a declining revenue stream; for example, he would earn approximately $11,000 in year 2029).

•
During 2014, Valley made lease payments of approximately $417,000 to Anjo Realty, LLC in 2014. In 2008, Valley acquired Greater Community Bancorp. At the time of the acquisition Greater Community leased a significant and well-located located branch from Anjou Realty LLC. In connection the acquisition of Greater Community, the Boards of Greater Community and Valley agreed that Mr. Soldoveri was to be elected to the Board of Valley National Bancorp. Mr. Soldoveri owns 25% of the limited liability company interests of Anjo Realty LLC and 26% is owned by the Estate of John Soldoveri, Mr. Robert Soldoveri's father. Anjo Realty LLC is the landlord for Valley’s branch and offices in Totowa, New Jersey. This amount represented 21.8% of the gross income of Anjo Realty, LLC in 2014. Valley’s Board has determined that the terms of the lease were no less favorable to the Bank than terms that could have been obtained from an unaffiliated third party.

•
In 2011 Valley acquired State Bancorp, Inc. At the time of acquisition State Bancorp leased a profitable branch located in Westbury, New York. In connection with the acquisition of State Bancorp, the Boards of State Bancorp and Valley agreed that Mr. Wilks was to be elected to the Board of Valley National Bancorp. In connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for the Westbury, New York branch. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon not less than 130 days written notice. The landlord, Westbury Plaza Associates, L.P., is a limited partnership which is beneficially owned and controlled by the Estate of Mr. Wilks’ father-in-law and beneficially owned by both the Estate of Mr. Wilks’ father-in-law and a trust for the benefit of Mr. Wilks’ spouse, and is one limited partnership which is part of a larger organization. Valley’s rental payment in 2014 represented approximately less than one half of one percent of the gross revenue of the larger organization in 2014.

Valley’s Board has determined that the terms of the lease were no less favorable to the Bank than terms that could have been obtained from an unaffiliated third party. This transaction was approved by the Audit Committee of the Board, as required under our Code of Conduct.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on information provided by our directors and executive officers (we have no 10% beneficial owners), Mr. Michael LaRusso, a director, failed to file a Form 4 on a timely basis . We believe all our other directors and executive officers complied with their Section 16(a) reporting requirements in 2014.
SHAREHOLDER PROPOSALS
New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in our Notice of Annual Meeting of Shareholders in order for the proposal to be properly considered at a meeting of Valley.
Proposals of shareholders which are eligible under the rules of the SEC to be included in our year 2016 proxy material must be received by the Corporate Secretary of Valley National Bancorp no later than November 12, 2015. No other matters may be brought up at the annual meeting unless they appear in the Notice of Meeting.
If we change our 2016 annual meeting date to a date more than 30 days from the date of its 2015 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2015 annual meeting in a manner that alters the deadline, we will so state under Part II—Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify our shareholders by another reasonable method.
Pursuant to our By-laws, in order for a shareholder to nominate a person for election to the Board of Directors at the 2016 annual meeting, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our Wayne, New Jersey office no earlier than December 17, 2015 and no later than January 18, 2016. In the event that our 2016 annual meeting is held more than 20 days before or more than 60 days after the anniversary of this year’s meeting date, the notice must be received no earlier than 120 days before the date of the 2015 annual meeting and no later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice must contain the information required by our By-laws.

OTHER MATTERS
The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.
Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or internet. The proxy is solicited on behalf of the Board of Directors.
By Order of the Board of Directors,

Alan D. Eskow
Corporate Secretary

Wayne, New Jersey
March 12, 2015
A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2014 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Dianne M. Grenz, Executive Vice President, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http://www.valleynationalbank.com/filings.html

APPENDIX A

VALLEY NATIONAL BANCORP Valley Peer 16 2014 Size Comparisons
Company	Ticker	Net Income (in thous.)	Total Revenue (in thous.)	Total Assets (in thous.)	Market Capitalization (in mil.)
Astoria Financial Corporation	AF	$95,916	$397,136	$15,640,021	$1,335.2
Community Bank System, Inc.	CBU	91,353	363,448	7,489,440	1,553.7
Dime Community Bancshares, Inc.	DCOM	44,246	133,574	4,497,107	600.0
First Niagara Financial Group, Inc.	FNFG	(712,384)	1,395,771	38,552,442	2,979.1
Flushing Financial Corporation	FFIC	44,239	152,630	5,077,013	596.0
Fulton Financial Corporation	FULT	157,894	682,246	17,124,767	2,211.5
Investors Bancorp, Inc.	ISBC	131,721	583,023	18,773,639	4,018.7
National Penn Bancshares, Inc.	NPBC	98,706	349,289	9,750,865	1,548.6
NBT Bancorp Inc.	NBTB	75,074	377,905	7,797,926	1,153.0
New York Community Bancorp, Inc.	NYCB	485,397	1,341,946	48,559,217	7,081.4
People's United Financial, Inc.	PBCT	251,700	1,262,700	35,997,100	4,672.4
Provident Financial Services, Inc.	PFS	73,631	280,057	8,523,377	1,172.2
Signature Bank	SBNY	296,704	836,133	27,318,640	6,474.2
Sterling Bancorp	STL	27,678	265,358	7,337,387	1,069.6
Susquehanna Bancshares, Inc.	SUSQ	144,448	732,250	18,661,390	2,444.8
Webster Financial Corporation	WBS	199,752	830,549	22,533,010	2,944.4
Valley National Bancorp	VLY	$116,172	$552,373	$18,793,855	$2,253.8

ANNUAL MEETING OF SHAREHOLDERS OF

# VALLEY NATIONAL BANCORP

**April 15, 2015**

**Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On Wednesday, April 15, 2015.**

The Proxy Statement and the Annual Report are available at the following weblink:
http://www.valleynationalbank.com/filings.html

## ADMISSION TICKET

**You may attend the meeting only if you own shares of common stock at the close of business on February 20, 2015. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.**

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

↓ Please detach along perforated line and mail in the envelope provided. ↓

**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. ELECTION OF 16 DIRECTORS:

| | | FOR | AGAINST | ABSTAIN |
|---|---|---|---|---|
| 1a | Andrew B. Abramson | ☐ | ☐ | ☐ |
| 1b | Peter J. Baum | ☐ | ☐ | ☐ |
| 1c | Pamela R. Bronander | ☐ | ☐ | ☐ |
| 1d | Peter Crocitto | ☐ | ☐ | ☐ |
| 1e | Eric P. Edelstein | ☐ | ☐ | ☐ |
| 1f | Alan D. Eskow | ☐ | ☐ | ☐ |
| 1g | Mary J. Steele Guilfoile | ☐ | ☐ | ☐ |
| 1h | Graham O. Jones | ☐ | ☐ | ☐ |
| 1i | Gerald Korde | ☐ | ☐ | ☐ |
| 1j | Michael L. LaRusso | ☐ | ☐ | ☐ |
| 1k | Marc J. Lenner | ☐ | ☐ | ☐ |
| 1l | Gerald H. Lipkin | ☐ | ☐ | ☐ |
| 1m | Barnett Rukin | ☐ | ☐ | ☐ |
| 1n | Suresh L. Sani | ☐ | ☐ | ☐ |
| 1o | Robert C. Soldoveri | ☐ | ☐ | ☐ |
| 1p | Jeffrey S. Wilks | ☐ | ☐ | ☐ |
| 2. | AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION | ☐ | ☐ | ☐ |
| 3. | TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 | ☐ | ☐ | ☐ |

**PLEASE SIGN, DATE AND RETURN PROMPTLY**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder: ____________ Date: ________ Signature of Shareholder: ____________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

## ADMISSION TICKET

You may attend the meeting <u>only</u> if you own shares of common stock at the close of business on February 20, 2015. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.

0

# VALLEY NATIONAL BANCORP

## PROXY

## FOR THE ANNUAL MEETING OF SHAREHOLDERS

## WEDNESDAY, APRIL 15, 2015

## SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and GERALD KORDE and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned's name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at the 100 Furler Street, Totowa, NJ, on Wednesday, April 15, 2015 at 9:00 a.m., local time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

**This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; and FOR proposals 2 and 3. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.**

**(Continued and to be signed on the reverse side.)**

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

# VALLEY NATIONAL BANCORP

**April 15, 2015**

## PROXY VOTING INSTRUCTIONS

**INTERNET** - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

**TELEPHONE** - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

**GO GREEN** - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

| | |
|---|---|
| COMPANY NUMBER | |
| ACCOUNT NUMBER | |
| | |

**IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 15, 2015.** The Proxy Statement and the Annual Report are available at the following weblink: http://www.valleynationalbank.com/filings.html

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF 16 DIRECTORS:

| | | FOR | AGAINST | ABSTAIN |
|---|---|---|---|---|
| 1a | Andrew B. Abramson | ☐ | ☐ | ☐ |
| 1b | Peter J. Baum | ☐ | ☐ | ☐ |
| 1c | Pamela R. Bronander | ☐ | ☐ | ☐ |
| 1d | Peter Crocitto | ☐ | ☐ | ☐ |
| 1e | Eric P. Edelstein | ☐ | ☐ | ☐ |
| 1f | Alan D. Eskow | ☐ | ☐ | ☐ |
| 1g | Mary J. Steele Guilfoile | ☐ | ☐ | ☐ |
| 1h | Graham O. Jones | ☐ | ☐ | ☐ |
| 1i | Gerald Korde | ☐ | ☐ | ☐ |
| 1j | Michael L. LaRusso | ☐ | ☐ | ☐ |
| 1k | Marc J. Lenner | ☐ | ☐ | ☐ |
| 1l | Gerald H. Lipkin | ☐ | ☐ | ☐ |
| 1m | Barnett Rukin | ☐ | ☐ | ☐ |
| 1n | Suresh L. Sani | ☐ | ☐ | ☐ |
| 1o | Robert C. Soldoveri | ☐ | ☐ | ☐ |
| 1p | Jeffrey S. Wilks | ☐ | ☐ | ☐ |

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION | ☐ | ☐ | ☐ |
| 3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 | ☐ | ☐ | ☐ |

PLEASE SIGN, DATE AND RETURN PROMPTLY

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder: ______ Date: ______ Signature of Shareholder: ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.